Exhibit 10.1

Execution Version

$670,000,000

TERM LOAN AGREEMENT

dated as of

April 10, 2018

among

C1 HOLDINGS CORP.,

as the Borrower,

C1 INTERMEDIATE CORP.,

as Holdings

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and as Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Lead Arranger and Sole Bookrunner

-i-

-ii-

-iii-

Page

SCHEDULES

Schedule 1.01(a)	–	Subsidiary Guarantors
Schedule 1.01(b)	–	Existing Investments
Schedule 2.01	–	Lenders and Term Loan Commitments
Schedule 3.08	–	Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.15	–	Environmental Matters
Schedule 3.18	–	Labor Matters
Schedule 3.20	–	Intellectual Property
Schedule 5.14	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
EXHIBITS
Exhibit A-1	–	Form of Assignment and Acceptance
Exhibit A-2	–	Form of Affiliated Lender Notice
Exhibit A-3	–	Form of Affiliated Lender Assignment and Assumption
Exhibit A-4	–	Form of Acceptance and Prepayment Notice
Exhibit A-5	–	Form of Discount Range Prepayment Notice
Exhibit A-6	–	Form of Discount Range Prepayment Offer
Exhibit A-7	–	Form of Solicited Discounted Prepayment Notice
Exhibit A-8	–	Form of Solicited Discounted Prepayment Offer
Exhibit A-9	–	Form of Specified Discount Prepayment Notice
Exhibit A-10	–	Form of Specified Discount Prepayment Response
Exhibit B	–	Form of Note
Exhibit C	–	Form of Borrowing Request
Exhibit D	–	Form of Conversion/Continuation Request
Exhibit E	–	Form of Prepayment Notice
Exhibit F	–	Form of Non-Bank Certificate
Exhibit G	–	Form of Guarantee and Collateral Agreement
Exhibit H	–	Form of Compliance Certificate

-iv-

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of April 10, 2018 (as modified and supplemented and in effect from time to time, this “Agreement”), among C1 Holdings Corp., a Delaware corporation (the “Borrower”), C1 Intermediate Corp., a Delaware corporation (“Holdings”), the Lenders (as defined herein) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as Administrative Agent and Collateral Agent. Credit Suisse Securities (USA) LLC is the sole lead arranger and sole bookrunner for the Term Loan Facility. Capitalized terms used in this Agreement shall have the meanings set forth in Article I.

RECITALS

WHEREAS, the Borrower has requested that the Lenders (as defined below) extend credit to the Borrower in the form of a senior secured term loan facility consisting of $670,000,000 aggregate principal amount of Term Loans (as defined below) pursuant to the terms of, and subject to the conditions set forth in, this Agreement;

WHEREAS, the proceeds of the Term Loans will be used by the Borrower to repay certain existing Indebtedness of the Borrower in full and to pay the Transaction Expenses, and for working capital needs and general corporate purposes of the Borrower and its Restricted Subsidiaries (including any purposes permitted by this Agreement); and

WHEREAS, the Lenders have indicated their willingness to extend the Term Loans to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” shall have the meaning set forth in Section 2.12(f)(iv)(B).

“Acceptable Prepayment Amount” shall have the meaning set forth in Section 2.12(f)(iv)(C).

“Acceptance and Prepayment Notice” shall mean a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit A-4.

“Acceptance Date” shall have the meaning set forth in Section 2.12(f)(iv)(B).

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall mean, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any (a) Incremental Term Loans in accordance with Section 2.22 or (b) Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.24; provided that such Additional Lender shall be an Eligible Assignee that meets the requirements to be an assignee of Term Loans under Sections 9.04(b) and (c).

“Adjusted LIBO Rate” shall mean, for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves. Notwithstanding anything herein to the contrary, the Adjusted LIBO Rate shall not be less than 1.00% per annum at any time.

“Administration Fees” shall have the meaning assigned to such term in Section 2.05.

“Administrative Agent” shall mean CS, in its capacity as administrative agent for the Lenders, and shall include any successor thereto appointed pursuant to Article VIII.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender (nor any Affiliate of any Lender) shall be deemed to be an Affiliate of the Borrower or any of its subsidiaries by virtue of its capacity as a Lender hereunder.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or a Non-Debt Fund Affiliate (but in no event shall an Affiliated Lender include a Company Party).

“Affiliated Lender Assignment and Assumption” shall have the meaning assigned to such term in Section 9.04(m)(i).

“Affiliated Lender Cap” shall have the meaning assigned to such term in Section 9.04(m)(iv).

“Agent-Related Persons” shall mean the Agents, together with their respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble.

“All-In Yield” shall mean, as to any Indebtedness, the effective interest rate with respect thereto (calculated after giving effect to any amendment to the applicable interest margin on such Indebtedness that became effective subsequent to the Closing Date but prior to the date of determination) as reasonably determined by the Administrative Agent taking into account the interest rate, margin, original issue discount, upfront fees and eurodollar rate floor or base rate floor; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further that “All-in Yield” shall not include customary arrangement, commitment, underwriting, structuring, amendment or similar fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 0% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 0% per annum.

“Alternative Interest Rate Election Event” shall have the meaning set forth in Section 2.08(b).

“Applicable Discount” shall have the meaning set forth in Section 2.12(f)(iii)(B).

“Applicable Percentage” shall mean, for any day, 3.75% per annum with respect to any Eurodollar Term Loan and 2.75% per annum with respect to any ABR Term Loan.

“Appropriate Lender” shall mean, at any time, with respect to Term Loans of any Class, the Lenders of such Class.

“Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by any Lender and any assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the Borrower, substantially in the form of Exhibit A-1 or such other form as shall be reasonably approved by the Administrative Agent.

“Auction Agent” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.12(f); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” shall mean, at any time (the “Reference Time”), an amount, not less than zero in the aggregate, equal to the sum (without duplication) of:

(a) the greater of (i) $25,000,000 and (ii) 16.0% of Consolidated EBITDA for the most recently ended Test Period as of the Reference Time; plus

(b) the Cumulative Retained Excess Cash Flow Amount; plus

(c) (i) 100% of the aggregate net cash proceeds received by the Borrower or a Restricted Subsidiary (without the issuance of additional Equity Interests in such Restricted Subsidiary) following the Closing Date from the issue or sale of:

(A) Qualified Capital Stock of the Borrower, including Treasury Capital Stock; or

(B) to the extent such net cash proceeds are actually contributed to the capital of the Borrower or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Qualified Preferred Stock of the Borrower’s direct or indirect parent companies; or

(C) debt of the Borrower or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Borrower or a direct or indirect parent company of the Borrower; or

(D) Disqualified Stock of the Borrower or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Borrower; plus

(ii) 100% of the aggregate amount of cash contributed as Qualified Capital Stock to the capital of the Borrower following the Closing Date;

provided, however, that this paragraph (c) shall not include (1) the proceeds from (v) Designated Preferred Stock, (w) Refunding Capital Stock, (x) Equity Interests or convertible debt securities sold to the Borrower or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions, (2) contributions (x) made by the Borrower or a Restricted Subsidiary or (y) that constitute Excluded Contributions or (3) any proceeds or contributions to the extent applied to fund Permitted Investments or Restricted Payments pursuant to Section 6.03(b); plus

(d) [Reserved]; plus

(e) 100% of the aggregate amount received in cash or Cash Equivalents by the Borrower or a Restricted Subsidiary by means of:

(i) the sale, transfer or other disposition (other than to the Borrower, a Restricted Subsidiary or any direct or indirect parent company of the Borrower) of, or interest, returns, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case following the Closing Date; or

(ii) the sale, transfer or other disposition (other than to the Borrower, a Restricted Subsidiary or any direct or indirect parent company of the Borrower) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or any minority Investments or other joint venture (that is not a Restricted Subsidiary) or a dividend or distribution from an Unrestricted Subsidiary or any minority Investment or other joint venture (that is not a Restricted Subsidiary) or other interest, return of principal, repayment and or similar payments by such Unrestricted Subsidiary or minority Investment following the Closing Date; plus

(f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as reasonably determined by the Borrower in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment; plus

(g) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 6.03(a), plus

(h) the aggregate amount of all Net Cash Proceeds actually received by the Borrower or any Subsidiary Guarantor from any Disposition or casualty event to the extent such Net Cash Proceeds are not required to be applied to prepay the Term Loans or be reinvested in accordance with Section 2.13(a) because (i) the amount of such Net Cash Proceeds is below the dollar threshold provided in the definitions of “Prepayment Asset Sale” or “Property Loss Event” or (ii) only 50% of such Net Cash Proceeds are required to be prepaid, and in each case are not used to make Investments pursuant to clause (l) of the definition of Permitted Investments, plus

(i) any Declined Proceeds.

“Available Incremental Amount” shall have the meaning assigned to such term in Section 2.22(a).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrower Offer of Specified Discount Prepayment” shall mean the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.12(f)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers” shall mean the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.12(f)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” shall mean the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.12(f)(iv).

“Borrowing” shall mean Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are generally authorized or required by law to close; provided, however, if such day relates to any interest rate settings as to a Eurodollar Term Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Term Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Term Loan, such day shall also exclude any day on which dealings in deposits in dollars are not conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, as to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person, including all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its subsidiaries.

“Capital Stock” shall mean, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person.

“Capitalized Lease Obligations” shall mean, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” shall mean:

(a) dollars;

(b) in the case of the Borrower or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) of this definition entered into with any financial institution meeting the qualifications specified in such clause (d);

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency of national standing and reasonably satisfactory to the Administrative Agent) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) of this definition;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s;

(k) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (j) of this definition; and

(l) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (k) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” shall mean a deposit account arrangement among a single depository institution, the Borrower and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Borrower and such Foreign Subsidiaries for cash management purposes.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement or, in the case of an assignee, such an adoption or taking effect after the date such Person became a party to this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, such a change after the date such Person became a party to this Agreement, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or, in the case of an assignee, such a making or issuance after the date such Person became a party to this Agreement, including the compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) therewith; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (but excluding any employee benefit plan of such Person or “group” and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any combination of Permitted Investors (directly or indirectly, including through one or more holding companies), of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent, unless any combination of Permitted Investors (directly or indirectly, including through one of more holding companies) otherwise has the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the board of directors of Parent,

(b) the failure of Parent, directly or indirectly through one or more Wholly-Owned Subsidiaries, to own all of the Voting Equity Interests of Holdings,

(c) the failure of Holdings, directly or indirectly through one or more Wholly-Owned Subsidiaries, to own all of the Voting Equity Interests of the Borrower, or

(d) a “Change of Control” (or equivalent term) as defined in the Revolving Credit Documents or the definitive documentation for any Refinancing Indebtedness with respect to the Indebtedness under the Revolving Credit Documents.

For purposes of this definition, (i) “beneficial ownership” shall be determined in accordance with Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date, and (ii) “group” has the meaning assigned to such term pursuant to Section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Term Loan or Term Loan Commitment with respect to a particular Class of Term Loans or Term Loan Commitments, (b) when used with respect to Term Loans or a Borrowing, refers to whether such Term Loans, or the Term Loans comprising such Borrowing, are initial Term Loans, Extended Term Loans, Incremental Term Loans or Replacement Loans.

“Closing Date” shall mean April 10, 2018.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon or in respect of which a Lien is or is purported to be granted (or otherwise created) by any Security Document.

“Collateral Agent” shall mean CS, in its capacity as collateral agent for the Secured Parties, and shall include any successor thereto appointed pursuant to Article VIII.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company Parties” means the collective reference to Holdings, the Borrower and its subsidiaries and “Company Party” means any one of them.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit H hereto.

“Connection Income Taxes” shall mean, with respect to the Administrative Agent or any Lender, Taxes imposed on or measured by net income (however denominated) or franchise Taxes (or similar) or branch profits imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as the case may be, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Consolidated” or “consolidated” with respect to any Person, unless otherwise specifically indicated, refers to such Person consolidated with the Borrower and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and, except with respect to clauses (vi)(B) and (ix) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and its Restricted Subsidiaries:

(i) Consolidated Interest Expense;

(ii) provision for Taxes based on income, profits or capital gains of the Borrower and its Restricted Subsidiaries, including federal, state, foreign, local, franchise and similar Taxes and foreign withholding Taxes paid or accrued during such period including penalties and interest related to such Taxes or arising from any tax examinations and payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries);

(iii) depreciation and amortization (including amortization of (A) intangible assets, including capitalized software expenditures, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) of the Borrower and its Restricted Subsidiaries;

(iv) extraordinary, infrequent, unusual or non-recurring charges, expenses or losses;

(v) non-cash charges, expenses or losses (including (x) relating to the granting or vesting of restricted stock, stock options, warrants, stock appreciation and similar rights, “phantom” stock plans, non-compete agreements and other similar agreements, and (y) resulting from liabilities under permitted Hedging Agreements) and transaction fees and expenses incurred in connection with entering into permitted Hedging Agreements (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(vi) (A) retention, recruiting, relocation, signing and completion bonuses and expenses, stock options and other equity based compensation expenses, management fees and expenses (other than fees and expenses paid to the Sponsor), integration costs (including one-time costs and charges associated with effectuating the integration of an acquired business as part of a transition services agreement or other acquisition-related agreement and related charges), transition costs, consolidation and closing costs for facilities (including duplicative rent expense), and other customary, non-recurring costs incurred in connection with any non-recurring strategic initiatives, implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company), acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs, process improvements, and new systems design and implementation costs), project start-up costs, severance and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and (B) the amount of cost savings and operating expense reductions (including as a result of executive and headcount reductions), other operating improvements and synergies projected by the Borrower in good faith to be realized in connection with the Transactions, any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realized in the good faith judgment of the Borrower, within 24 months after the consummation of the acquisition, permitted Investment, Disposition or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, and (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vi)(B) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period;

(vii) any director’s fees payable in cash during such period to any director of the Borrower (or any direct or indirect holding company parent of the Borrower, including Holdings), and the reimbursement of reasonable out-of-pocket costs and expenses for employees, consultants, directors, officers and board observers of the Borrower (or any direct or indirect holding company parent of the Borrower, including Holdings) or its Subsidiaries in the ordinary course of business;

(viii) other customary, non-recurring fees, costs and expenses (including legal, Tax, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses) and, to the extent permitted under the Loan Documents, any acquisitions, Investments, dividends, Dispositions, issuances of Equity Interests, Restricted Payments, recapitalizations, and issuances, amendments, modifications, refinancings or repayments of Indebtedness (in each case, including any such transaction consummated on the Closing Date and any such transaction undertaken but not completed);

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(x) the amount of management, monitoring, consulting, transaction and advisory fees, reasonable and documented out-of-pocket expenses of the Permitted Investors owed to non-affiliated third parties and out-of-pocket and documented indemnification obligations of the Permitted Investors paid in such period to the extent otherwise permitted under Section 6.06;

(xi) any net loss from disposed, abandoned or discontinued operations or product lines;

(xii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, non-compete agreements and other similar agreements, in each case in connection with acquisitions;

(xiii) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income that is attributable to minority interests or non-controlling interests held by third parties in any Restricted Subsidiary;

(xiv) all fees and expenses paid hereunder and/or under the Revolving Credit Documents, or any documents evidencing any Incremental Equivalent Debt or Replacement Loan and in connection with the amendment, restatement, supplement, modification or waiver of any Indebtedness, whether or not successful, and all ratings agency costs and expenses; and

(xv) other adjustments that are (A) recommended (in reasonable detail) by any due diligence quality of earnings report made available to the Administrative Agent conducted by financial advisors (which financial advisors are (x) nationally recognized or (y) reasonably acceptable to the Administrative Agent (it being understood and agreed that RSM US LLP or any of the “Big Four” accounting firms are acceptable)) prepared in connection with a Permitted Investment or (B) contained in the projections delivered to the Arranger and the Administrative Agent on March 11, 2018; provided that any adjustments of the type contained in clause (vi)(B) of this definition shall be subject to the requirements set forth therein.

minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) including non-cash gains as a result of last-in first-out and/or first-in first-out methods of accounting, (ii) any net gain from disposed, abandoned or discontinued operations or product lines, (iii) any extraordinary, infrequent, unusual or non-recurring net gains, and (iv) the amount of any minority interest income consisting of Restricted Subsidiary losses that are attributable to minority interests or non-controlling interests held by third parties in any Restricted Subsidiary; provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Hedging Agreements for currency exchange risk and (ii) resulting from intercompany Indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items;

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment or modification of (i) Indebtedness (including as a result of the contribution of any Term Loans by any Affiliated Lender to the Borrower or any Restricted Subsidiary, or the purchase of any Term Loans by the Borrower or any Restricted Subsidiary, as the case may be, as contemplated by this Agreement), (ii) obligations under any Hedging Agreements or (iii) other derivative instruments.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness under clauses (a)(i), (a)(ii), (a)(iii) (but, in the case of such clause (a)(iii), only to the extent of any unreimbursed drawings thereunder) and (a)(iv) of the definition thereof of the Borrower and the Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price (without regard to any change of control or redemption premiums) of all Disqualified Stock of the Borrower and the Restricted Guarantors and all Preferred Stock of the Restricted Subsidiaries that are not Guarantors, in each case, as determined on a consolidated basis in accordance with GAAP; provided that (i) contingent obligations under Hedging Agreements and any agreement relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services that are not yet due and owing, (ii) obligations owed by Unrestricted Subsidiaries, and (iii) Indebtedness in respect of letters of credit, except to the extent of amounts thereunder that remain unreimbursed for more than five Business Days after the date on which such amount is drawn, do not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Expense” shall mean, for any period, without duplication, the sum of:

(a) consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (vii) costs of surety bonds in connection with financing activities, and (viii) the interest component of any pension or other post-employment benefit expense, but excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Floorplan Advances or any other inventory financing agreement entered into in the ordinary course of business); plus

(b) consolidated capitalized interest of the Borrower and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the Borrower and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that (without duplication):

(a) any after-Tax effect of extraordinary or infrequent items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded;

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded;

(c) non-cash accruals and reserves that are established or adjusted within 12 months after the closing of the Transactions or any acquisition constituting an Investment that are so required to be established or adjusted as a result of the Transactions or such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded;

(d) any net after-Tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other Disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;

(e) the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income for such period shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary for such period;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents in connection with the FMC Merger Agreement, shall be excluded;

(h) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower reasonably anticipates in the good faith judgment of the Borrower that indemnification or reimbursement for such amounts will be received and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing and (ii) is in fact indemnified or reimbursed within 365 days of such determination, shall be excluded (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days);

(i) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower reasonably anticipates in the good faith judgment of the Borrower that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing and (ii) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(j) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a pro forma basis);

(k) solely for the purpose of determining the amount available under clause (b) of the definition of “Available Amount”, the income of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries by such Person during such period in accordance with such documents and regulations;

(l) the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions or any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof shall be excluded;

(m) any income (or loss) for such period attributable to the early extinguishment or modification of (i) Indebtedness (including as a result of any prepayment or purchase by any Company Party or any Affiliated Lender and the contribution to the capital of the Borrower, as the case may be, of any Indebtedness or the cancellation thereof), (ii) any Hedging Agreements or (iii) other derivative instruments, in each case, shall be excluded; and

(n) any non-cash (A) decrease in revenues resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) increase in expenses due to purchase accounting associated with the Transactions or any future acquisitions, in each case, shall be excluded.

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08 to the extent required for any calculation of Consolidated EBITDA.

Notwithstanding the foregoing, for the purpose of Section 6.03 only (other than paragraph (e) of the definition of “Available Amount”), there shall be excluded from Consolidated Net Income any income arising from any sale or other Disposition of Restricted Investments made by the Borrower or any Restricted Subsidiary, any repurchases and redemptions of Restricted Investments from the Borrower or any Restricted Subsidiary, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any minority Investment or joint venture (that is not a Restricted Subsidiary) or any distribution or dividend from an Unrestricted Subsidiary or any minority Investment or joint venture (that is not a Restricted Subsidiary), in each case only to the extent such amounts increase the amount of Restricted Payments permitted under paragraph (e) of the definition of “Available Amount”.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date, as expressly stated on the most recent balance sheet of the Borrower and its Restricted Subsidiaries delivered to the Administrative Agent and the Lenders.

“Consolidated Working Capital” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of recapitalization or purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedging Agreements.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primarily obligor to make payment of such primary obligation against loss in respect thereof, or

(d) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Equity Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion/Continuation Request” shall mean a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.10, which request shall be substantially in the form of Exhibit D.

“CS” shall have the meaning assigned to such term in the preamble.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, but excluding, without duplication, (a) the current portion of any Indebtedness, (b) the outstanding principal amount of loans (other than, for the avoidance of doubt, Floorplan Advances) and the outstanding amount of letter or credit reimbursement obligations and the aggregate undrawn face amount of letters of credit, in each case, under the Revolving Credit Agreement, any Replacement Revolving Loan or any other revolving line of credit, (c) the current portion of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA pursuant to the definition thereof, (f) the current portion of pension liabilities and (g) liabilities in respect of unpaid earnouts and accrued litigation settlement costs.

“Debt Fund Affiliate” shall mean any Affiliate of Holdings or the Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (a) whose managers have fiduciary duties to the third party investors in such fund or investment vehicle independent of their duties to Holdings or the Sponsor and (b) with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.21(c), any Lender that (a) has failed to (i) fund all or any portion of the Term Loans required to be funded by it hereunder on the date required to be funded by it hereunder (unless such Lender has notified the Borrower and the Administrative Agent in writing that such Lender’s failure to fund a Term Loan hereunder is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied) or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Administrative Agent and/or the Borrower in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Responsible Officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Borrower, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by a Responsible Officer of the Borrower, no later than five (5) Business Days after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of Available Amount.

“Discount Prepayment Accepting Lender” shall have the meaning set forth in Section 2.12(f)(ii)(B).

“Discount Range” shall have the meaning set forth in Section 2.12(f)(iii)(A).

“Discount Range Prepayment Amount” shall have the meaning set forth in Section 2.12(f)(iii)(A).

“Discount Range Prepayment Notice” shall mean a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.12(f)(iii) substantially in the form of Exhibit A-5.

“Discount Range Prepayment Offer” shall mean the irrevocable written offer by a Lender, substantially in the form of Exhibit A-6, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” shall have the meaning set forth in Section 2.12(f)(iii)(A).

“Discount Range Proration” shall have the meaning set forth in Section 2.12(f)(iii)(C).

“Discounted Prepayment Determination Date” shall have the meaning set forth in Section 2.12(f)(iv)(C).

“Discounted Prepayment Effective Date” shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.12(f)(ii)(A), 2.12(f)(iii)(A) or 2.12(f)(iv)(A), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” shall have the meaning set forth in Section 2.12(f)(i).

“Disposition” shall mean:

(a) the sale, conveyance, transfer or other Disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries; or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions.

“Disqualified Institutions” shall mean (i) those banks, financial institutions and other institutional lenders, investors and funds that have been specified in writing to the Administrative Agent by the Borrower on March 24, 2018 (including their named Affiliates or such entities otherwise clearly identifiable as Affiliates solely on the basis of the similarity of their name (which such Affiliates may be designated in writing by the Borrower from time to time after the Closing Date; provided that, (x) any such additional designations shall become effective three (3) Business Days after delivery of such written notice to the Administrative Agent and (y) no such additional designations shall apply retroactively to disqualify any Person or entity that previously acquired an assignment, participation or allocation in any Term Loans)), and (ii) actual commercial competitors of the Borrower and its Subsidiaries identified in writing from time to time (which, for the avoidance of doubt, may not include institutions primarily engaged as principals in private equity or venture capital or any affiliated debt funds); provided that, (x) any such additional designations shall become effective three (3) Business Days after delivery of such written notice to the Administrative Agent and (y) no such additional designations shall apply retroactively to disqualify any Person or entity that previously acquired an assignment, participation or allocation in any Term Loans. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender or participant or potential participant is a Disqualified Institution and the Administrative Agent shall have no liability in connection with maintaining, updating, monitoring or enforcing the list of Disqualified Institutions or with respect to any assignment or participation made or purported to be made to a Disqualified Institution. The Loan Parties hereby expressly authorize the Administrative Agent to provide such list to Lenders upon request therefor.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date 91 days after the Term Loan Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“ECF Percentage” shall mean, with respect to any fiscal year, 50%; provided, however, if the Total Net Leverage Ratio as of the end of a fiscal year is (a) less than or equal to 3.10 to 1.00 but greater than 2.60 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 25%, and (b) less than or equal to 2.60 to 1.00, then the ECF Percentage with respect to such fiscal year shall mean 0%.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Disqualified Institution, Defaulting Lender, Loan Party or Affiliate of a Loan Party shall be an Eligible Assignee (except pursuant to any assignment to (x) the Company Parties pursuant to Section 9.04(n) or (y) any Affiliated Lenders pursuant to Section 9.04(m)).

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment or natural resources, or to human health and safety as it relates to protection from environmental hazards.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan that results in liability to a Loan Party, (c) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (d) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (e) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have any liability, or (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income;

(iii) decreases in Consolidated Working Capital for such period;

(iv) an amount equal to the aggregate net non-cash loss on acquisitions, Investments or Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(x), (b)(xi), (b)(xii) or (b)(xiv) below;

(vi) cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof;

(vii) the amount by which any Tax expense deducted in determining Consolidated Net Income for such period exceeds the amount of cash Taxes (including penalties and interest or Tax reserves) and Tax distributions paid in such period;

(viii) any cash refunds received on account of cash payments previously made with respect to items amortized or expensed over a future period and recorded as a long-term asset;

(ix) any amounts received in cash as reimbursement or an insurance payment on account of any expense that reduced Consolidated Net Income in a prior period; and

(x) cash receipts in respect of Hedging Agreements to the extent not otherwise included in Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, and cash charges included in clauses (a) through (m) of the definition of “Consolidated Net Income”;

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during such period, to the extent financed with Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or with the proceeds of any Excluded Contribution;

(iii) to the extent financed with Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or with the proceeds of any Excluded Contribution, the aggregate amount of all regularly-scheduled principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.11(a), Extended Term Loans, Refinancing Loans, Incremental Term Loans, Replacement Loans or Incremental Equivalent Debt and any mandatory prepayment of Term Loans pursuant to Section 2.13(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans (other than mandatory prepayments referred to in clause (B) above) and (Y) all prepayments or repayments in respect of any revolving credit facility except regularly-scheduled payments thereof to the extent accompanied by a reduction in the commitments thereunder);

(iv) an amount equal to the aggregate net non-cash gain on acquisitions or Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital for such period;

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or with the proceeds of any Excluded Contribution;

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, and at the election of the Borrower, the amount of Investments and acquisitions made in cash during such period pursuant to Section 6.03 to the extent that such Investments and acquisitions were financed with Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or with the proceeds of any Excluded Contribution;

(viii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the aggregate amount of Capital Expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including Capital Expenditures for the payment of financing fees) to the extent that such Capital Expenditures are not expensed during such period, in each case to the extent financed with Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or with the proceeds of any Excluded Contribution;

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, in each case to the extent financed with Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or with the proceeds of any Excluded Contribution;

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, and at the election of the Borrower, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person, Investments made pursuant to Section 6.03, Capital Expenditures or acquisitions of intellectual property to be consummated or made, plus any restructuring cash expenses, pension payments or Tax contingency payments then due and payable that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during four fiscal quarters following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash not constituting a Restricted Payment made pursuant to Section 6.03(a) or the proceeds of any Excluded Contribution actually utilized to finance such acquisitions, Investments, Capital Expenditures or acquisitions of intellectual property during such period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next fiscal year;

(xi) the amount of cash Taxes (including penalties and interest or Tax reserves) and distributions made pursuant to Section 6.03(b)(xv)(B) paid in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period;

(xii) cash expenditures in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset;

(xiv) reimbursable or insured expenses incurred during such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income; and

(xv) the amount of dividends and other Restricted Payments pursuant to Section 6.03(b) (other than pursuant to Sections 6.03(b)(i), (b)(ii), (b)(iii), (b)(iv) (to the extent such Restricted Payments are made in reliance on the second proviso thereof), (b)(ix), (b)(x), (b)(xi), (b)(xv)(H), (b)(xv)(L), (b)(xvi), (b)(xviii) and (b)(xxii)), in each case to the extent (A) not deducted in arriving at Consolidated Net Income, (B) paid in cash during such period and (C) financed with Internally Generated Cash;

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, (a) all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis, and (b) for each acquisition consummated during the applicable period, (x) the Consolidated Net Income of a target of any acquisition shall be included in such calculation only from and after the date of the consummation of such acquisition and (y) for the purposes of calculating Consolidated Working Capital, the (A) the Current Assets of the target of such acquisition as calculated as at the date of consummation of the applicable acquisition, and (B) the Current Liabilities of the target of such acquisition as calculated as at the date of consummation of the applicable acquisition, shall, in the case of both immediately preceding clauses (A) and (B), be deemed included at the beginning of such period for purposes of calculating Excess Cash Flow.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings; provided that the first Excess Cash Flow Period shall be the period from April 1, 2018 to and including December 31, 2018.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean Net Cash Proceeds, marketable securities or Qualified Proceeds received by or contributed to the Borrower from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the Borrower or a subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or a subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate delivered to the Administrative Agent on or prior to the date of delivery of the Compliance Certificate following the date on which such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Available Amount.

“Excluded Domestic Holdco” shall mean a Domestic Subsidiary, substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries.

“Excluded Domestic Subsidiary” shall mean any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a direct or indirect Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” shall mean a Foreign Subsidiary which is (a) a “controlled foreign corporation” (as defined in the Code), (b) a direct or indirect Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a), or (c) a Foreign Subsidiary that has no material assets other than Equity Interests of one or more Subsidiaries described in clause (a).

“Excluded Information” has the meaning set forth in Section 2.12(f)(vi).

“Excluded Subsidiary” shall mean (a) any subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any subsidiary that is prohibited by applicable law or contractual obligations from guaranteeing the Obligations, (d) any Unrestricted Subsidiary, (e) any Foreign Subsidiary or Excluded Domestic Subsidiary, (f) any captive insurance subsidiary, (g) any not-for-profit subsidiary, (h) any other subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (i) any subsidiary that would require governmental (including regulatory) consent, approval, license or authorization to provide such guaranty (unless such consent, approval, license or authorization has been received), (j) any subsidiary that is a special purpose entity and (k) any subsidiary if guaranteeing the Obligations by such subsidiary would result in material adverse tax consequences to Holdings or one of its Subsidiaries, as reasonably determined by the Borrower.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender (collectively, a “recipient”), or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of net income Taxes pursuant to the laws of the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (other than an assignment pursuant to a request by the Borrower under Section 2.21(a)) or designates a new lending office, except in each case to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a) and (d) Taxes attributable to such recipient’s failure to comply with Section 2.20(e), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of June 20, 2017, among Holdings, the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto (as amended, supplemented or otherwise modified from time to time), as in effect on the Closing Date immediately prior to the effectiveness of the Transactions.

“Existing Term Debt” shall mean Indebtedness of the Borrower (and guarantees thereof by certain of its subsidiaries and by Holdings) outstanding under the Existing Term Loan Agreement.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Extension” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” shall mean an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans pursuant to Section 2.23, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto, including the Administrative Agent.

“Extension Offer” shall have the meaning assigned to such term in Section 2.23(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws, rules, regulations or official administrative pronouncements issued in connection with the implementation of any intergovernmental agreements entered into with respect to the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that the Federal Funds Rate shall not be less than 0% per annum.

“Financial Officer” of any Person shall mean the chief executive officer, the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Floorplan Advances” shall mean the “Floorplan Advances” under (and as defined in) the Revolving Credit Agreement.

“FMC Merger Agreement” means that certain Agreement and Plan of Merger, dated November 30, 2017, by and among Forum Merger Corporation, FMC Merger Subsidiary Corp., FMC Merger Subsidiary LLC, C1 Investment Corp., and Sponsor.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, unless such Lender is a disregarded entity for U.S. federal income Tax purposes owned by a non-disregarded U.S. entity.

“Foreign Net Cash Proceeds” has the meaning set forth in Section 2.13(g).

“Foreign Plan” shall mean any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any Governmental Authority to accelerate the obligation of the Borrower or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan.

“Foreign Subsidiary” shall mean any direct or indirect Restricted Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” has the meaning set forth in Section 2.13(g).

“Fund Affiliate” shall mean, collectively, any Debt Fund Affiliate and any Non-Debt Fund Affiliate.

“GAAP” shall mean United States generally accepted accounting principles.

“Governing Board” shall mean, with respect to any Person, the duly elected and incumbent board of directors, board of managers or other equivalent governing body of such Person.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit G, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedge Bank” means any Person that is a Lender, an Agent or an Arranger, or an Affiliate of any of the foregoing, at the time it enters into a Secured Hedge Agreement (notwithstanding that such Hedge Bank may cease to be a Lender, an Agent, an Arranger or an Affiliate of any of the foregoing after entering into a Secured Hedge Agreement), in its capacity as a party thereto and that is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Borrower or such Person to the Administrative Agent, and (other than a Person already party hereto as a Lender, an Agent or an Arranger) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing each of the Administrative Agent and the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 2.17(b), 9.05, 9.07, 9.11, 9.15, and 9.19 and Article VIII as if it were a Lender (except where expressly referenced as a “Hedge Bank”).

“Hedging Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall have the meaning assigned to such term in the preamble.

“Identified Participating Lenders” shall have the meaning set forth in Section 2.12(f)(iii)(C).

“Identified Qualifying Lenders” shall have the meaning set forth in Section 2.12(f)(iv)(C).

“Immaterial Subsidiary” shall mean each of the Restricted Subsidiaries of the Borrower for which (i) the assets of such Restricted Subsidiary constitute less than 2.5% of Consolidated Total Assets and (ii) such Restricted Subsidiary contributes less than 2.5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, in each case that has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Restricted Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that (a) the Consolidated Total Assets attributable to all such Restricted Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and (b) the Consolidated EBITDA attributable to all such Restricted Subsidiaries shall not exceed 5.0% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Equivalent Debt” shall mean Indebtedness, in an amount not to exceed the then-available Available Incremental Amount, incurred by the Borrower consisting of senior secured first lien notes or junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility, in each case, on terms and subject to conditions to be mutually agreed between the Borrower and the lenders providing such Incremental Equivalent Debt, subject to the Required Debt Terms, and so long as no Default or Event of Default shall have occurred and be continuing.

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Indebtedness” shall mean, with respect to any Person, without duplication:

(a) any indebtedness of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) evidenced by letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iv) Capitalized Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property (other than Capitalized Lease Obligations) to the extent due more than six months from the date of incurrence; or

(vi) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include any (i) Contingent Obligations incurred in the ordinary course of business, (ii) obligations under or in respect of Floorplan Advances and other inventory financing agreements entered into in the ordinary course of business, (iii) trade accounts and accrued expenses payable in the ordinary course of business, (iv) any earn-out, purchase price or working capital adjustment obligation, non-compete agreement obligations, consulting obligations and deferred compensation obligations until any such obligation is not paid within five Business Days after becoming due and payable, (v) accruals for payroll and other liabilities accrued in the ordinary course of business, (vi) liabilities associated with customer prepayments and deposits, and (vii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of Indebtedness of any Person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Insolvency Proceedings” shall mean, with respect to any Person, any case or proceeding with respect to such Person under any Debtor Relief Law, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property Security Agreement” shall mean one or more trademark security agreements, patent security agreements or copyright security agreements, in each case executed and/or delivered by any Loan Party and in form and substance reasonably satisfactory to the Collateral Agent.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, among the administrative agent under the Revolving Credit Agreement, as the ABL Agent (as defined therein), and the Collateral Agent, as the Term Loan Agent (as defined therein).

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to such Term Loan and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or twelve months or shorter than one month, in each case, if available to all of the Lenders) (or such other periods acceptable to the Lenders) thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Internally Generated Cash” shall mean any amount expended by the Borrower and its Restricted Subsidiaries and not representing (a) a reinvestment by the Borrower or any Restricted Subsidiaries of the Net Cash Proceeds of any Prepayment Asset Sale outside the ordinary course of business or Property Loss Event, (b) the proceeds of any issuance of any Disqualified Stock, Preferred Stock or long-term Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness under any revolving credit facility) or (c) any credit received by the Borrower or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Interpolated Rate” shall mean, in relation to LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which LIBO Rate is available) which is less than the Interest Period of that Loan; and (b) the applicable LIBO Rate for the shortest period (for which LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency of national standing and reasonably satisfactory to the Administrative Agent.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Borrower and its subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances, issuances of letters of credit or similar financial accommodations or capital contributions (excluding accounts receivable, trade credit, management fees, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value but giving effect to any returns or distributions received by such Person with respect thereto. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

(a) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrower at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s direct or indirect “Investment” in such subsidiary at the time of such redesignation; minus

(ii) the portion (proportionate to the Borrower’s direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of such subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as reasonably determined in good faith by the Borrower.

“IRS” shall mean U.S. Internal Revenue Service and any successor Governmental Authority.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.15(d).

“Junior Financing” shall mean any Subordinated Indebtedness or any Consolidated Funded Indebtedness that is unsecured or secured on a junior lien basis to the Liens securing the Obligations (other than, for the avoidance of doubt, the ABL Obligations), in each case which is Material Indebtedness.

“Junior Financing Documentation” shall mean any indenture and/or other agreement pertaining to Junior Financing and all documentation delivered pursuant thereto.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Term Loan Commitment hereunder at such time, including the latest maturity or expiration date of any Replacement Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall mean the Borrower’s election to treat a specified transaction as a Limited Condition Transaction in accordance with Section 1.09.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.09(a).

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.21(a)) and (b) any Person that shall have become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Interest Period when used in reference to any Term Loan or Borrowing, the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate for deposits in Dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that if LIBO Rate is quoted under the preceding sentence, but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate. Notwithstanding the foregoing, the LIBO Rate will be deemed to be 0% per annum if the LIBO Rate calculated pursuant to the foregoing provisions would otherwise be less than 0% per annum.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any other agreement to give a security interest in such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean any Investment, or any acquisition of any assets, business or Person, permitted hereunder (subject to Section 1.09) by the Borrower or one or more of its Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction Agreement” as defined in Section 1.09(a).

“Limited Non-Guarantor Debt Exceptions” shall have the meaning assigned to such term in Section 6.01(g).

“Loan Documents” shall mean this Agreement, the Security Documents, the Notes (if any), each Compliance Certificate, each Officer’s Certificate, and each other certificate, agreement or other document expressly designated as a “Loan Document” by the Borrower or any other Loan Party.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Management Investor” means any Person who is a member of the board of directors, an officer, an employee or another member of management of Parent and/or any of its Subsidiaries on the Closing Date, together with (a) any new director whose election by such board of directors or whose nomination for election by the shareholders of Parent or such Subsidiary, as the case may be, was approved by a vote of a majority of the directors of Parent or such Subsidiary, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) officers, employees and other management personnel of Parent or such Subsidiary, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Parent or such Subsidiary, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect (a) on the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) on any material rights and remedies of the Administrative Agent and the Lenders under any Loan Document, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans), or Hedging Obligations, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount greater than or equal to $25,000,000. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the Hedging Termination Value therefor.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Provision” shall have the meaning assigned to such term in Section 2.22(a).

“Minimum Threshold” shall mean (a) in the case of ABR Term Loans, $500,000 or an integral multiple of $100,000 in excess thereof and (b) in the case of Eurodollar Term Loans, $1,000,000 or an integral multiple of $500,000 in excess thereof.

“MNPI” shall mean material non-public information with respect to Holdings, the Borrower or any of their respective subsidiaries or the respective securities of any of the foregoing.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of fee owned real property located in the United States with a book value in excess of $10,000,000 (at the Closing Date or, with respect to fee owned real property acquired after the Closing Date, at the time of acquisition) and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 or Section 5.10 to secure the Secured Obligations.

“Mortgaged Property Owner” shall mean, with respect to (i) each Mortgaged Property and (ii) each real property required to become a Mortgaged Property pursuant to Section 5.09 and/or Section 5.10, the Borrower and/or Restricted Subsidiary or Restricted Subsidiaries that own(s) such Mortgaged Property or real property, as applicable.

“Mortgages” shall mean the mortgages, deeds of trust and other security documents granting a Lien on any fee owned real property of a Loan Party, together with its interest in such fee owned real property, to secure the Secured Obligations, each in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Cash Proceeds” shall mean (a) with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the Disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar Taxes incurred by the Borrower and its Restricted Subsidiaries in connection therewith), and the Borrower’s good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement of the type described in clause (a)(ii) of the definition of Consolidated EBITDA), in connection with such Disposition or such Property Loss Event (including, in the case of any such Disposition or Property Loss Event in respect of property of any Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and (y) other liabilities associated with the asset disposed of and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold that (A) has priority over the Lien securing the Obligations and which is repaid (other than Indebtedness hereunder) or (B) is required to be repaid and is repaid pursuant to intercreditor arrangements entered into by the Administrative Agent or the Collateral Agent, (iv) in the case of any such Disposition or Property Loss Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof and (v) any funded escrow established pursuant to the documents evidencing any such sale or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or Disposition (provided that to the extent that any amounts are released from such escrow to any Loan Party or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), and (b) with respect to any incurrence of Indebtedness or issuance of Equity Interests, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Non-Debt Fund Affiliate” shall mean any Affiliate of Holdings, but excluding (a) Holdings and its Subsidiaries, (b) any Debt Fund Affiliate and (c) any natural person.

“Note” shall have the meaning assigned to such term in Section 2.04(e).

“Obligations” shall mean the unpaid principal of and interest on the Term Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document and whether on account of principal, interest, fees, indemnities, costs, expenses

(including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Term Loans and interest accruing after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such claim for post-filing or post-petition interest is allowed in such proceeding) or other amounts payable by any Loan Party under any Loan Document.

“Offered Amount” shall have the meaning set forth in Section 2.12(f)(iv)(A).

“Offered Discount” shall have the meaning set forth in Section 2.12(f)(iv)(A).

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by a Responsible Officer of the Borrower.

“Other Applicable Indebtedness” shall have the meaning set forth in Section 2.13(d).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (other than an assignment made pursuant to Section 2.21).

“Parent” shall mean ConvergeOne Holdings, Inc., a Delaware corporation.

“Participating Lender” shall have the meaning set forth in Section 2.12(f)(iii)(B).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” shall mean (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Perfection Certificate” shall mean a perfection certificate executed by the Loan Parties in a form reasonably approved by the Collateral Agent, as the same shall be supplemented in writing from time to time in accordance with the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall mean any Investment described in clause (c) of Permitted Investments.

“Permitted Asset Swap” shall mean, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Investments” shall mean:

(a) any Investment in the Borrower or any of its Restricted Subsidiaries; provided that the fair market value of all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties or otherwise required to become Loan Parties in accordance with Section 5.09 made pursuant to this clause (a) shall not exceed (x) the greater of (i) $75,000,000 and (ii) 7.50% of Consolidated Total Assets, plus (y) an additional amount so long as, at the time of such Investment, both immediately before and after giving effect to such Investment, (i) no Event of Default has occurred and is continuing and (ii) on a pro forma basis, the Total Net Leverage Ratio shall be less than or equal to 4.10 to 1.00;

(b) any Investment in cash and Cash Equivalents (including Investments by the Borrower or any of its Restricted Subsidiaries in assets that were cash or Cash Equivalents when such Investment was made) or Investment Grade Securities;

(c) any Investment by the Borrower or any of its Restricted Subsidiaries in (including the acquisition thereof) a Person that is engaged in a Similar Business if, (x) both immediately before and after giving effect to such Investment, no Event of Default has occurred and is continuing and (y) as a result of such Investment:

(i) such Person is required to become a Loan Party in accordance with Section 5.09; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party, and, in each case, any Investment held by such Person; provided that such Investment was not made or acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date, in each case, if greater than $10,000,000 as listed on Schedule 1.01(b); provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment (including debt obligations and Equity Interests) or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the Available Amount;

(i) Indebtedness permitted under Section 6.01;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 6.06 (except transactions described in clauses (c)(ix), (x) and (xiii) thereof);

(k) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding, not to exceed the sum of (A) the greater of $75,000,000 and 7.50% of Consolidated Total Assets at the time of such Investment, plus (B) so long as, at the time of such Investment, both immediately before and after giving effect to such Investment, no Event of Default has occurred and is continuing, the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be used prior to such time to prepay Term Loans or reinvested (other than in reliance on this clause (l)) pursuant to Section 2.13(b) and which are not used for purposes of clause (a) above and do not increase the Available Amount, plus (C) the unused portion of the amount of Restricted Payments permitted by Section 6.03(b)(xi); provided that capacity to make Restricted Payments under Section 6.03(b)(xi) shall be reduced on a dollar-for-dollar basis for any Investments made pursuant to this clause (l)(C);

(m) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(n) advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $10,000,000 outstanding at any one time, in the aggregate;

(o) loans and advances to officers, directors and employees for moving or relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof;

(p) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(q) additional Investments in joint ventures in an aggregate amount at any time outstanding not in excess of the greater of (i) $25,000,000 and (ii) 2.50% of Consolidated Total Assets;

(r) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.06;

(s) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(t) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrower or any of its subsidiaries that were issued in connection with the financing of such assets, so long as the Borrower or any such subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(u) deposits made by the Borrower and Foreign Subsidiaries in Cash Pooling Arrangements;

(v) extensions of trade credit in the ordinary course of business;

(w) investments in vendors, suppliers, customers or any other person engaged in a business similar to the business activities of Holdings and its Subsidiaries not in excess of $30,000,000 for all such investments;

(x) loans and advances to any direct or indirect parent of the Borrower not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 6.03(a), 6.03(b)(iv) or 6.03(b)(xv), such Investment being treated for purposes of the applicable clause of Section 6.03, including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;

(y) advances of payroll payments to employees in the ordinary course of business;

(z) Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or any Restricted Subsidiary; and

(aa) guarantees by any Loan Party or any Restricted Subsidiary of leases or of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

“Permitted Investors” shall mean, collectively, (i) the Sponsor, the Management Investors, and any Related Entity of any of the foregoing Persons and (ii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Investors specified in clause (i) and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Equity Interests of Parent (a “Permitted Investor Group”), so long as

(1) each member of the Permitted Investor Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than the other Permitted Investors specified in clause (i)) beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Investors specified in clause (i) on a fully diluted basis of the Voting Equity Interests held by the Permitted Investor Group.

“Permitted Liens” shall mean, with respect to any Person:

(a) pledges or deposits by such Person in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other social security legislation, or pledges or deposits to secure the performance of bids, tenders, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising by operation of law (and consensual Liens granted in the ordinary course of business that are substantially similar thereto), so long as, in each case, such Liens secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens for Taxes, assessments or governmental charges that are not delinquent for a period of more than any applicable grace period related thereto or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting real property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and any exceptions on the Title Policies issued in connection with the Mortgaged Properties;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xiii), (xv), (xxii) and (xxvi); provided, that (i) Liens securing Indebtedness permitted to be incurred pursuant to paragraphs (iv) and (xiii) of such Section 6.01(b) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be, and such Liens attach concurrently with or, in the case of paragraph (iv) of such Section 6.01(b), within 270 days after the purchase, construction, improvement or acquisition of such assets and (ii) Liens securing Indebtedness permitted to be incurred pursuant to paragraph (xv) of such Section 6.01(b) shall be subject to the Intercreditor Agreement;

(g) Liens existing on the Closing Date and described in all material respects on Schedule 6.02;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(i) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j) Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(k) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to clause (c), (f) or (k) of the definition of “Permitted Investments”, to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) leases, subleases, licenses or sublicenses or operating agreements (including the provision of software or licenses and sublicenses of other intellectual property rights) granted to others by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or which do not secure any Indebtedness;

(n) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Borrower or any Restricted Guarantor;

(p) Liens on inventory or equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(q) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or with respect to intellectual property that is not material to the business of the Borrower or any of its Restricted Subsidiaries;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (iii) such new Lien shall be subject to the Intercreditor Agreement or other applicable intercreditor agreement, as applicable, to the same extent as the original Lien was subject thereto;

(s) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under Section 6.01(b)(xxiv);

(t) Liens (i) securing judgments, orders or awards for the payment of money not constituting an Event of Default under Section 7.01(i), (ii) arising out of judgments or awards against the Borrower or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP;

(u) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or (B) pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, and (v) including holdbacks on amounts deposited to secure obligations for charge-backs in respect of credit card and other payment processing services in the ordinary course of business;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z) Liens securing (i) the Obligations and the Secured Obligations and (ii) Incremental Equivalent Debt permitted to be incurred under Section 2.22(d);

(aa) Liens on cash deposits of the Borrower and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Borrower and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Borrower and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(bb) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any Restricted Subsidiary to comply with Section 5.09;

(cc) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(dd) Liens consisting of contractual restrictions of the type described in the definition of Restricted Cash;

(ee) Liens securing obligations under inventory financing agreements entered into in the ordinary course of business and Liens securing inventory financing agreements encumbering the applicable manufacturer’s or vendor’s identified goods which are the subject of such inventory financing arrangement, proceeds thereof (including any accounts receivable proceeds) and customary collateral ancillary thereto; provided that the agent, lender or other financing source in respect of such Indebtedness has entered into an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower;

(ff) other Liens securing obligations incurred in the ordinary course of business which obligations at any one time outstanding do not exceed the greater of (i) $50,000,000 and (ii) 5.0% of Consolidated Total Assets, in each case determined as of the date of incurrence;

(gg) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(hh) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(ii) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(jj) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(kk) deposit arrangements in the ordinary course of business under which software or source code is placed in escrow with customers on a non-exclusive basis; and

(ll) Liens on Collateral that are secured on a junior lien basis to the Liens securing the Obligations (other than, for the avoidance of doubt, the ABL Obligations) so long as immediately after giving effect to the incurrence of Indebtedness secured by such Liens and the use of proceeds thereof (but treating the cash proceeds of such Indebtedness and any other Indebtedness incurred substantially concurrently therewith as Restricted Cash), the Senior Secured Net Leverage Ratio on a pro forma basis is not greater than 4.10 to 1.00; provided that such Liens shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Asset Sale” shall mean any Disposition, to the extent that (a) the aggregate Net Cash Proceeds of such Disposition or series of related Dispositions exceed $7,500,000 and (b) the aggregate Net Cash Proceeds of all such Dispositions, together with all such Property Loss Events, without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000; provided, however, that the term “Prepayment Asset Sale” shall not include (i) any transaction permitted (or not expressly prohibited) by Section 6.05 (other than transactions consummated in reliance on Section 6.05(o), (p), (q) and (r)) or (ii) any Disposition of ABL Priority Collateral (as defined in the Intercreditor Agreement) so long as the ABL Obligations are outstanding.

“Prepayment Notice” shall mean a written notice of prepayment of Term Loans in accordance with Section 2.12, which notice shall be substantially in the form of Exhibit E.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Principal Payment Date” shall mean the last Business Day of each March, June, September and December, commencing September 30, 2018.

“Property Loss Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon but excluding any equipment, fixed assets or real property that is ABL Priority Collateral (as defined in the Intercreditor Agreement) so long as ABL Obligations are outstanding) to replace or repair such equipment, fixed assets or real property; provided, however, for purposes of determining whether a prepayment under Section 2.13(a) would be required, a Property Loss Event shall be deemed to have occurred only to the extent that the aggregate Net Cash Proceeds (a) of such event or series of related events exceed $7,500,000 and (b) of all such events, together with all Dispositions that constitute Prepayment Asset Sales without giving effect to the dollar thresholds in the definition thereof, during any fiscal year exceed $25,000,000.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower reasonably and in good faith.

“Qualifying Lender” shall have the meaning set forth in Section 2.12(f)(iv)(C).

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Refinancing” shall mean the repayment in full of the Existing Term Debt, and the termination and release of all commitments, security interests and guaranties in connection therewith.

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.24(d).

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(b)(ii).

“Register” shall have the meaning assigned to such term in Section 9.04(e).

“Regulation T” shall mean Regulation T of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless substantially concurrently following receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Entity” shall mean: (a) with respect to Sponsor, (i) any investment fund controlled by or under common control with Clearlake Capital Group, L.P., any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse (or former spouse), lineal descendant (including by adoption and stepchildren), successor, executor, administrator, heir, legatee or distributee of the individual Persons referred to clause (a)(i) above; and (b) with respect to any Management Investor, (i) any spouse (or former spouse), lineal descendant (including by adoption and stepchildren), successor, executor, administrator, heir, legatee or distributee and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which a 50% or more controlling interest is held by the beneficiaries, equityholders, partners or owners consisting of Persons described in clause (b)(i) above or any combination thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Replacement Loan” shall mean any Replacement Revolving Loan or Replacement Term Loan.

“Replacement Revolving Loan” shall mean one or more new revolving loans that result from a Refinancing Amendment in accordance with Section 2.24.

“Replacement Term Loan” shall mean one or more new Borrowings of Term Loans that result from a Refinancing Amendment in accordance with Section 2.24, which may be in the form of one or more series of senior secured notes or loans (each of which may be secured by the Collateral on a pari passu or junior basis with the Term Loans) or unsecured loans or notes.

“Repricing Transaction” shall mean (a) any prepayment, repayment or repricing of the initial Term Loans with the proceeds of, or any conversion of the initial Term Loans into, any new or replacement tranche of term loans or Indebtedness incurred to prepay, repay, refinance or replace the initial Term Loans the primary purpose of which is to reduce the All-In Yield applicable to the loans under the Term Loan Facility and (b) any amendment to the initial Term Loans the primary purpose of which is to reduce the All-In Yield applicable to such loans (in each case, the All-In Yield shall exclude any structuring, commitment and arranger fees or similar fees which are not distributed generally to the relevant lenders); provided that a Repricing Transaction shall not include any amendment, prepayment, repayment or repricing made in connection with (i) any Change of Control or amendment to permit a Change of Control or (ii) any acquisition or Investment that is not a Permitted Investment, or an acquisition or Investment that would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such acquisition or Investment, as determined by the Borrower acting in good faith.

“Required Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Latest Maturity Date for the Term Loans as of the date such Indebtedness was incurred (except in the case of customary bridge loans which would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Latest Maturity Date for the Term Loans), (b) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity as then in effect for any Class of Term Loans then outstanding, (c) if such Indebtedness is unsecured or secured on a junior lien basis to the Obligations, such Indebtedness does not have scheduled amortization or mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, AHYDO catch up payments, offers upon an event of default or, in the case of junior lien secured debt, excess cash flow payments (subject to the prior prepayment of the Obligations or the prior offer thereof to prepay the Obligations)) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date at such time, (d) in the case of Incremental Equivalent Debt, such Indebtedness is not guaranteed by any entity that is not a Loan Party and is not secured by any assets not securing the Obligations, (e) if such Indebtedness is secured, such Indebtedness is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, (f) if such Indebtedness is subordinated, such Indebtedness is subject to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, and (g) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders as of the date such Indebtedness was incurred (unless (x) such terms and conditions are applicable only to periods after the Latest Maturity Date at such time or (y) the Lenders are offered the opportunity to receive the benefit of such more favorable terms and conditions) (it being understood that, to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is either (i) also added or modified for the benefit of any corresponding Term Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least five (5) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Term Loan Commitments representing more than 50.0% of the sum of all Term Loans and Term Loan Commitments at such time; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” shall have the meaning assigned to such term in Article VIII.

“Responsible Officer” of any Person shall mean the chief executive officer, chief financial officer, controller or, solely with respect to the delivery of any notice or request pursuant to Article II, any other officer designated in writing from time to time by the chief executive officer or chief financial officer of such Person.

“Restricted Cash” shall mean cash and Cash Equivalents held by any Loan Party or any Restricted Subsidiary that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of such Loan Party or such Restricted Subsidiary (unless such appearance is related to the Loan Documents, the Revolving Credit Documents (to the extent subject to the Intercreditor Agreement), or the documentation evidencing any Replacement Loans or Incremental Equivalent Debt (or the Liens created thereunder) that, in each case, is secured on a pari passu or junior basis with the Obligations) in accordance with GAAP.

“Restricted Guarantor” shall mean a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” shall mean any Investment that is not a Permitted Investment.

“Restricted Payment” shall mean:

(a) the declaration or payment of any dividend or the making of any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(b) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;

(c) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of any Junior Financing other than Indebtedness permitted under Section 6.01(b)(vii); or

(d) the making of any Restricted Investment.

“Restricted Subsidiary” shall mean, at any time, unless the context otherwise requires, each direct and indirect subsidiary of Holdings (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, a percentage equal to (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Credit Agreement” shall mean the Revolving Loan Credit Agreement, dated as of June 20, 2017, among Holdings, the Borrower, Wells Fargo Commercial Distribution Finance, LLC, as administrative agent, collateral agent and floorplan funding agent, and the other parties thereto from time to time, as amended, restated, supplemented, or otherwise modified in accordance herewith and as permitted by the Intercreditor Agreement.

“Revolving Credit Documents” shall mean the “Loan Documents” under (and as defined in) the Revolving Credit Agreement.

“S&P” shall mean S&P Global Ratings, and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions” shall have the meaning set forth in Section 3.22.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 5.04 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Sections 5.04(a) and (b).

“Secured Hedge Agreement” means any Hedging Agreement permitted under Article VI that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, to the extent designated by the Borrower and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Hedge Obligations” shall mean all Secured Obligations under or in respect of any Secured Hedge Agreements.

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Secured Parties” shall mean the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Perfection Certificate, the Mortgages (if any) and the Intercreditor Agreement and any other intercreditor agreement entered into by the Administrative Agent or the Collateral Agent with the approval or at the direction of the Required Lenders and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to Section 5.09 or 5.10 or otherwise.

“Senior Secured Net Leverage Ratio” shall mean, as of any date, the ratio of (i) (A) Consolidated Funded Indebtedness on such date that is not Subordinated Indebtedness and that is secured by a Lien on property of the Borrower or any of its Restricted Subsidiaries, including all Capitalized Lease Obligations, at such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrower and its Restricted Subsidiaries and held by the Borrower and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (ii) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Borrower and its subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solicited Discount Proration” shall have the meaning set forth in Section 2.12(f)(iv)(C).

“Solicited Discounted Prepayment Amount” shall have the meaning set forth in Section 2.12(f)(iv)(A).

“Solicited Discounted Prepayment Notice” shall mean a written notice of a Company Party of Solicited Discounted Prepayment Offers made pursuant to Section 2.12(f)(iv) substantially in the form of Exhibit A-7.

“Solicited Discounted Prepayment Offer” shall mean the irrevocable written offer by each Lender, substantially in the form of Exhibit A-8, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” shall have the meaning set forth in Section 2.12(f)(iv)(A).

“Solvent” and “Solvency” shall mean, with respect to any Person or Persons on any date of determination, that on such date such Person or Persons (a) the Fair Value of the assets of such Person or Persons taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (b) the Present Fair Salable Value of the assets of such Person or Persons taken as a whole exceeds the amount that will be required to pay the probable liability of their Stated Liabilities and Identified Contingent Liabilities, (c) such Person or Persons taken as a whole are not engaged in, and are not about to engage in, business for which they have Unreasonably Small Capital and (d) such Person or Persons taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of the definitions of “Solvent” and “Solvency”, the following terms or phrases used in this definition have the following meanings: (i) “Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of any Person or Persons taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (ii) “Present Fair Salable Value” shall mean the amount that could reasonably be expected to be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of any Person or Persons taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (iii) “Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of any Person or Persons taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement and the Revolving Credit Agreement, the making of the loans hereunder and thereunder and the use of proceeds of such loans on any date of determination), determined in accordance with GAAP consistently applied; (iv) “Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of any Person or Persons taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the loans hereunder and the use of proceeds of such loans on any date of determination) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of any Person or Persons (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5); (v) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” shall mean any Person or Persons taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by any Person or Persons as reflected in the projected financial statements and in light of the anticipated credit capacity; (vi) “Do not have Unreasonably Small Capital” shall mean any Person or Persons taken as a whole after consummation of the Transactions (including the execution and delivery of this Agreement, the Revolving Credit Agreement, the making of the loans thereunder and the use of proceeds of such loans on any date of determination) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period.

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“Specified Default” shall have the meaning assigned to such term in Section 2.13(a).

“Specified Discount” shall have the meaning set forth in Section 2.12(f)(ii)(A).

“Specified Discount Prepayment Amount” shall have the meaning set forth in Section 2.12(f)(ii)(A).

“Specified Discount Prepayment Notice” shall mean a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.12(f)(ii) substantially in the form of Exhibit A-9.

“Specified Discount Prepayment Response” shall mean the irrevocable written response by each Lender, substantially in the form of Exhibit A-10, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” shall have the meaning set forth in Section 2.12(f)(ii)(A).

“Specified Discount Proration” shall have the meaning set forth in Section 2.12(f)(ii)(C).

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), any Restricted Payment, or Incremental Term Loan that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect” thereto.

“Sponsor” shall mean Clearlake Capital Group, L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing (including Holdings, the Borrower or any of its Subsidiaries) or any Debt Fund Affiliate.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member of bank of the Federal Reserve System (and whether or not applicable to any Lender) in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board).

“Subordinated Indebtedness” shall mean any Indebtedness of the Borrower and the Guarantors which is by its terms subordinated in right of payment to the Obligations of the Borrower or such Guarantor, as applicable.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified or the context otherwise requires, “Subsidiary” or “subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each subsidiary listed on Schedule 1.01(a), and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise.

“Successor Company” shall have the meaning assigned to such term in Section 6.04(a)(i).

“Successor Person” shall have the meaning assigned to such term in Section 6.04(c)(i).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment or Term Loans, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the initial Term Loan Commitments on the Closing Date is $670,000,000.

“Term Loan Facility” shall mean the term loan facility contemplated by Section 2.01.

“Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 and, if applicable, any Incremental Term Loans.

“Termination Date” shall mean the date upon which (i) all Term Loan Commitments have terminated and the Term Loans, together with all interest, the Administration Fees and other non-contingent Obligations, have been paid in full in cash and (ii) arrangements satisfactory to each Hedge Bank shall have been made with respect to its Secured Hedge Obligations.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.10.

“Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) (A) Consolidated Funded Indebtedness on such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrower and its Restricted Subsidiaries and held by the Borrower and its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (ii) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Transaction Expenses” shall mean any fees, costs or expenses incurred or paid by the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents.

“Transactions” shall mean, collectively, (a) the borrowing of the Term Loans and the repayment in full of the Existing Term Debt with the proceeds thereof by the Borrower on the Closing Date, (b) the consummation of the other transactions contemplated by the Loan Documents, and (c) the payment of the Transaction Expenses.

“Treasury Capital Stock” shall have the meaning set forth in Section 6.03(b)(ii).

“Type”, when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” shall mean:

(a) any subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided in Section 5.11); and

(b) any subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Equity Interests” of any Person as of any date, shall mean the Equity Interests of such Person that are at such time entitled to vote for the election of the Governing Board (or members thereof) of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references to “knowledge” of any Loan Party or a Restricted Subsidiary of the Borrower means the actual knowledge of a Responsible Officer. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Total Net Leverage Ratio and Senior Secured Net Leverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend the Total Net Leverage Ratio or Senior Secured Net Leverage Ratio or any financial definition used therein to address the effect of any change in GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend the Total Net Leverage Ratio or Senior Secured Net Leverage Ratio or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend the Total Net Leverage Ratio or Senior Secured Net Leverage Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that all determinations made pursuant to the Total Net Leverage Ratio or Senior Secured Net Leverage Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Total Net Leverage Ratio or Senior Secured Net Leverage

Ratio or such financial definition is amended; provided, further, that, if at any time after the Closing Date, any obligations of the Borrower or any of the Restricted Subsidiaries that would not have constituted Indebtedness as of the Closing Date are recharacterized as Indebtedness in accordance with any relevant changes in GAAP, such recharacterized obligations shall not be considered Indebtedness for all purposes hereunder. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP. The words “date hereof” and “date of this Agreement” and words of similar import mean the Closing Date.

SECTION 1.03. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.04. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

SECTION 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in New York City.

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Term Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.08. Pro Forma Calculations. For purposes of determining whether any action is otherwise permitted to be taken hereunder, the Total Net Leverage Ratio and Senior Secured Net Leverage Ratio shall be calculated as follows:

(a) In the event that the Borrower or any Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (but in the case of any incurrence or issuance of any Indebtedness, Disqualified Stock or Preferred Stock, treating the cash proceeds thereof and of any other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued substantially concurrently therewith as Restricted Cash).

(b) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, and other operational changes that the Borrower or any of its Restricted Subsidiaries has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with such Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP for such four-quarter reference period assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

(c) For purposes of this Section 1.08, whenever pro forma effect is to be given to any Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); provided that such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable and otherwise comply with the limitations set forth in the definition of “Consolidated EBITDA”.

(d) Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

SECTION 1.09. Limited Condition Transactions.

(a) In the case of (i) the incurrence of any Indebtedness (other than Indebtedness under the Revolving Credit Agreement or any Incremental Term Loans or Incremental Equivalent Debt, which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of this Agreement with respect to the impact, if any, of any Limited Condition Transaction) or Liens or the making of any Investments, consolidations, mergers or other fundamental changes pursuant to Section 6.04, Restricted Payments, or any prepayments of other Indebtedness pursuant to Section 6.03, in each case, in connection with a Limited Condition Transaction or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction (other than for purposes of the incurrence of Indebtedness under the Revolving Credit Agreement or any Incremental Term Loans or Incremental Equivalent Debt, each of which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of this Agreement with respect to the impact, if any, of any Limited Condition Transaction), if the Borrower has made an LCT Election, the relevant ratios, the amount of any basket based on Consolidated EBITDA or Consolidated Total Assets, the accuracy of any representations and warranties, and the existence of any Default or Event of Default shall be determined as of the date a definitive acquisition agreement for any such Limited Condition Transaction (a “Limited Condition Transaction Agreement”) is entered into (the “LCT Test Date”) (provided that such Limited Condition Transaction and any other pro forma events in connection therewith are consummated prior to the expiration or termination of the definitive acquisition agreement for such Limited Condition Transaction), and determined as if such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction), including the incurrence of Indebtedness and the use of proceeds thereof, were consummated on such LCT Test Date; provided that if the Borrower has made an LCT Election, in connection with measuring compliance with any Section of Article VI following such date and prior to the earlier of the date on which (x) such Limited Condition Transaction is consummated, (y) the applicable Limited Condition Transaction Agreement is terminated or (z) the time period for consummation thereof pursuant to the applicable Limited Condition Transaction Agreement has expired, any ratio shall be calculated (A) on a pro forma basis assuming such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction) have been consummated, except that (other than solely with respect to the applicable incurrence test under which such Limited Condition Transaction or other transaction in connection therewith is being made) Consolidated EBITDA, Consolidated Total Assets and Consolidated Net Income of any target of such Limited Condition Transaction can only be used in the determination of the relevant ratios and baskets if and when such Limited Condition Transaction has closed, and (B) solely with respect to Restricted Payments and prepayments of other Indebtedness pursuant to Section 6.03, on a stand-alone basis without giving pro forma effect to such Limited Condition Transaction (or any other pending Limited Condition Transaction) or other events in connection therewith.

(b) Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Transaction of compliance with representations and warranties or as to the occurrence or absence of any Default or Event of Default hereunder as of the date the applicable Limited Condition Transaction Agreement (rather than the date of consummation of the applicable Limited Condition Transaction), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Transaction.

SECTION 1.10. Basket Amounts and Application of Multiple Relevant Provisions. For purposes of determining compliance with any Section of Article VI at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, merger or consolidation, Restricted Payment, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets, at the time of such transaction, the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such

Sections, such transaction (or portion thereof) at such time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time, and thereafter may be reclassified or divided (as if incurred or made at such later time) among one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, as applicable, by the Borrower in its sole discretion so long as such transaction would be permitted to be incurred or made under such Sections, as applicable, at the time of such reclassification or division; provided that no reclassification or division shall be permitted with respect to Section 6.01(b)(i) or (xv) or clauses (f) (with respect to Section 6.01(b)(xv) only) or (z) of the definition of “Permitted Liens”. Notwithstanding anything set forth herein to the contrary, unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be used together by any Loan Party and the Restricted Subsidiaries without limitation for any purpose not prohibited hereby.

SECTION 1.11. Certifications. All certifications to be made hereunder or under any other Loan Document by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

The Term Loans

SECTION 2.01. Term Loan Commitments. Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Term Loans.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is not less than the Minimum Threshold.

(b) Subject to Sections 2.02(e), 2.08 and 2.15, all Term Loans shall be made as ABR Term Loans or Eurodollar Term Loans. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any time.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m. and the Administrative Agent shall promptly wire transfer the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to the Term Loans comprising such Borrowing at the time and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate, and for each day thereafter, the Alternate Base Rate plus the Applicable Percentage for ABR Term Loans. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement and (x) the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and (y) if the Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by irrevocable written notice (in accordance with the immediately succeeding sentence) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. three Business Days before a proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Closing Date, not later than 12:00 p.m. on the Business Day immediately preceding the Closing Date) and (b) in the case of an ABR Borrowing, not later than 11:00 a.m. one Business Day before a proposed Borrowing. Each such notice shall be in the form of a Borrowing Request and shall be delivered to the Administrative Agent by hand delivery or fax, and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period or Interest Periods with respect thereto; provided, however, that notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Term Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that in the case of conflicting records, the entries made by the Administrative Agent in the Register shall be conclusive, absent manifest error; provided, further, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Term Loan made by it hereunder be evidenced by a promissory note in substantially the form of Exhibit B with appropriate insertions and deletions (each, a “Note”). In such event, to the extent reflected in the Register, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its permitted registered assigns.

SECTION 2.05. Administration Fees. The Borrower agrees to pay to the Agents, for their own account, the administrative fees in the amounts and at the times as separately agreed by the Borrower and the Agents (collectively, the “Administration Fees”).

SECTION 2.06. Interest on Term Loans; Retroactive Adjustments of Applicable Percentage.

(a) Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, Term Loans comprising a Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (other than computations of interest for ABR Term Loans, which shall be made by the Administrative Agent on the basis of the actual number of days elapsed over a year of 365 or 366 day, as applicable) and shall be calculated from and including the date of the relevant Borrowing to, but excluding, the date of repayment thereof. Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan, except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If an Event of Default under Section 7.01(b), (c), (g) or (h) shall have occurred and shall be continuing, by acceleration or otherwise, then, to the extent permitted by law, principal and interest of Term Loans and fees due hereunder shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal or interest of a Term Loan, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (b) with respect to fees, at a rate per annum equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest.

(a) In the event, and on each occasion, that (i) the Administrative Agent shall have reasonably determined that deposits in the principal amounts and denominations of the Eurodollar Term Loans comprising any Eurodollar Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Term Loan during the applicable Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that the Adjusted LIBO Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Term Loans for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), each affected Eurodollar Term Loan shall automatically, on the last day of the current Interest Period for such Term Loan, convert into an ABR Term Loan and the obligations of the Lenders to make Eurodollar Term Loans denominated in dollars or to convert ABR Term Loans into Eurodollar Term Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in subparagraph (a) of this Section 2.08 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in subparagraph (a) of this Section 2.08 have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Percentage). Notwithstanding anything to the contrary in Section 9.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any

Conversion/Continuation Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Term Loan shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Term Loan, such Borrowing shall be made as an ABR Term Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this subparagraph (b), then clauses (x) and (y) of this sentence shall apply during such period only if the LIBO Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this subparagraph (b) is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.09. Termination of Term Loan Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior written or fax notice (in the form of a Conversion/Continuation Request) to the Administrative Agent (i) not later than 11:00 a.m., three Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing and (ii) not later than 11:00 a.m., three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, subject in each case to the following:

(a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing;

(b) if less than all of the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(c) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such Lender, the Type of such Term Loan resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(d) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16; and

(e) the Borrower shall not be entitled to request any Eurodollar Borrowing that, if made, would result in more than fifteen Eurodollar Borrowings outstanding hereunder at any time.

Each Conversion/Continuation Request made pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.15) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such Conversion/Continuation Request with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. Repayment of Borrowings.

(a) The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders, on each Principal Payment Date occurring prior to the Term Loan Maturity Date, a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.12(b) and 2.13(e)) equal to 0.25% of the original principal amount of the Term Loans.

(b) To the extent not previously paid, the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amount of the Term Loans on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

SECTION 2.12. Optional Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax Prepayment Notice by the Borrower in the case of Eurodollar Term Loans, or written or fax Prepayment Notice by the Borrower at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 11:00 a.m.; provided, however, that each partial prepayment shall be in an aggregate amount of not less than the Minimum Threshold.

(b) Optional prepayments of the Term Loans shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans under Section 2.11 in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity. Optional prepayments of Term Loans and any Incremental Term Loans shall be applied ratably among the outstanding Term Loans and Incremental Term Loans.

(c) Each Prepayment Notice shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.12(c) by notice to the Administrative Agent no later than 2:00 p.m. (and promptly confirmed in writing) on the date of prepayment if such prepayment would have resulted from an acquisition, an Investment, a Disposition, a prepayment of other Indebtedness or a refinancing of all or any portion of the Term Loans, which acquisition, Investment, Disposition, prepayment of other Indebtedness or refinancing shall not be consummated or otherwise shall be delayed.

(d) In the event that all or any portion of the Term Loans are repaid, prepaid (which shall be deemed for these purposes to include any assignments pursuant to Section 2.21(a)), replaced, repriced or effectively refinanced, in each case, in connection with a Repricing Transaction on or prior to the date that is six months after the Closing Date, such repayment, prepayment, replacement, repricing or refinancing shall be made at 101% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. Such applicable amount shall be due and payable on the date of such repayment, prepayment, replacement, repricing or effective refinancing (whether or not an Event of Default is occurring) and shall be a condition precedent to the effectiveness of any applicable amendment contemplated by, or transaction pursuant to, Sections 2.21(a), 2.23 or 2.24, in each case, to the extent in connection with a Repricing Transaction on or prior to the date that is six months after the Closing Date.

(e) All repayments pursuant to this Section 2.12 shall be subject to Section 2.12(d) and Section 2.16, but shall otherwise be without premium or penalty.

(f) Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.12(a), 2.12(d) and 9.04, any Company Party may prepay the outstanding Term Loans on the following basis, so long as (1) no Event of Default has occurred and is continuing or would immediately result therefrom, (2) any Term Loans so prepaid are automatically and permanently canceled immediately upon such prepayment, or any Term Loans purchased by a Company Party are immediately cancelled, and (3) no proceeds of any loans under the Revolving Credit Agreement are used, directly or indirectly, for such purpose:

(i) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.12(f) and without premium or penalty.

(ii) (A) Any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.12(f)(ii), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (c) above, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).

(B) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount

Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this Section 2.12(f)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (B) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the relevant Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.12(f)(vi) below (subject to Section 2.12(f)(ix) below).

(iii) (A) Any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.12(f)(iii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (C) above, each such solicitation by such Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the

Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of the relevant Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.12(f)(iii). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (C)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted

Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.12(f)(vi) below (subject to Section 2.12(f)(ix) below).

(iv) (A) Any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such shorter period as may be agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.12(f)(iv)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such solicitation by such Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(B) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to such Company Party (the “Acceptable Discount”), if any. If the relevant Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (B) (the “Acceptance

Date”), such Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the relevant Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of the relevant Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.12(f)(iv). If the relevant Company Party elects to accept any Acceptable Discount, then such Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The relevant Company Party will prepay outstanding Term Loans pursuant to this Section 2.12(f)(iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the relevant Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.12(f)(vi) below (subject to Section 2.12(f)(ix) below).

(v) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the relevant Company Party in connection therewith.

(vi) If any Term Loan is prepaid in accordance with Sections 2.12(f)(ii) through 2.12(f)(iv) above, the relevant Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders or Qualifying Lenders, as applicable, to the Administrative Agent in immediately available funds not later than 2:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.12(f), each Lender participating in any prepayment described in this Section 2.12(f) acknowledges and agrees that in connection therewith, (1) the relevant Company Party then may have, and later may come into possession of, information regarding Holdings, the Borrower, the Sponsor and their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including MNPI) (“Excluded Information”), (2) such Lender has independently and, without reliance on any Company Party or any of their respective subsidiaries, the Sponsor, the Administrative Agent, other Agent-Related Persons or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Company Parties, their respective subsidiaries, the Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of MNPI and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Company Parties, their respective subsidiaries, the Sponsor, the Administrative Agent, other Agent-Related Persons or any of their respective Affiliates shall have any liability with respect to the nondisclosure of Excluded Information to such Lender, (5) (i) such Lender and the Company Party to such transaction hereby waives and releases, to the extent permitted by law, any claims such Person may have against the Administrative Agent and any other Agent-Related Persons, and (ii) such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Company Parties, their respective subsidiaries, the Sponsor and their respective Affiliates, in each case of clause (i) and (ii), under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (6) that the Excluded Information may not be available to the Administrative Agent or the other Lenders; it being agreed that nothing in this sentence shall limit the indemnification obligations of Borrower to such Lender under Section 9.05 in respect of indemnified liabilities imposed on, incurred by or asserted against such Lender by any party other than the Company Parties, their respective subsidiaries, the Sponsor and their respective Affiliates with respect to the nondisclosure of the Excluded Information.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.12(f), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii) Each of the Company Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.12(f) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.12(f) as well as activities of the Auction Agent.

(ix) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.12(f) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

SECTION 2.13. Mandatory Prepayments.

(a) Not later than the tenth Business Day following the receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Prepayment Asset Sale or Property Loss Event, the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries with respect thereto, to prepay outstanding Term Loans in accordance with Section 2.13(e); provided, however, that, the foregoing percentage shall be reduced to 50% if the Total Net Leverage Ratio is less than or equal to 3.10 to 1.00, determined on a pro forma basis for such Prepayment Asset Sale or Property Loss Event (but treating the Net Cash Proceeds of such Prepayment Asset Sale or Property Loss Event as Restricted Cash) by reference to the most recently delivered Compliance Certificate at the time of receipt of such Net Cash Proceeds; and provided, further, that if (A) prior to the date any such prepayment is required to be made, the Borrower notifies the Administrative Agent of its intent to reinvest such Net Cash Proceeds in assets of a kind then used or usable in the business of the Borrower and its Restricted Subsidiaries (including any Related Business Assets) and (B) no Event of Default under clause (b), (c), (g) or (h) of Section 7.01 (each, a “Specified Default”) shall have occurred and shall be continuing at the time of proposed reinvestment (unless, in the case of such Specified Default, such reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing), then the Borrower shall not be required to prepay Term Loans hereunder in respect of such Net Cash Proceeds to the extent that such Net Cash Proceeds are so reinvested within 365 days after the date of receipt of such Net Cash Proceeds (or, if within such 365 day period, the Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Cash Proceeds, and such Net Cash Proceeds are so reinvested within 18 months after the date of receipt of such Net Cash Proceeds); provided, however, that (I) if any Net Cash Proceeds are not reinvested or applied as a repayment on or prior to the last day of the applicable reinvestment or repayment period, such Net Cash Proceeds shall be applied within five Business Days to the prepayment of the Term Loans as set forth above (without regard to the immediately preceding proviso) and (II) if, as a result of any Prepayment Asset Sale or Property Loss Event, the Borrower would be required to prepay or make an “offer to purchase” any Material Indebtedness, in any such case prior to the expiry of the foregoing reinvestment or repayment periods, the Borrower shall apply the relevant percentage of such Net Cash Proceeds as required above by this paragraph (a) to prepay Term Loans in accordance with Section 2.13(e) on the day immediately preceding the date of such required “offer to purchase” (without regard to the immediately preceding proviso).

(b) No later than the tenth Business Day following the delivery of the Section 5.04 Financials under Section 5.04(a) (commencing with the fiscal year ending December 31, 2018), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to the excess, if any, of (i) the applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended over (ii) the aggregate principal amount of (A) Term Loans (including any Incremental Term Loans) prepaid pursuant to Section 2.12, (B) Incremental Equivalent Debt prepaid, (C) Replacement Term Loans prepaid, (D) (x) “Revolving Loans” (as defined under the Revolving Credit Agreement) prepaid and/or (y) other revolving Indebtedness prepaid (in each case, solely to the extent accompanied by a permanent reduction of the related commitments), and (E) Restricted Payments made pursuant to Section 6.03(b)(xv)(L) during such fiscal year or on or prior to the date such payment is required to be made (without duplication) (so long as such payments are not deducted in the following fiscal year), in each case to the extent such prepayments (x) are not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (y) in the case of subclauses (ii)(B), (ii)(C) and (ii)(D)(y) above, are in respect of Indebtedness that is secured on a pari passu basis with the initial Term Loans; provided that no prepayment pursuant to this Section 2.13(b) shall be required to the extent that the amount otherwise payable pursuant to this Section 2.13(b) is less than $10,000,000.

(c) Subject to Section 2.12(d), in the event that the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness (other than any cash proceeds from the issuance or incurrence of Indebtedness permitted pursuant to Section 6.01), the Borrower shall no later than the fifth Business Day following the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e).

(d) Notwithstanding anything contained herein to the contrary, if at the time that any prepayment under Section 2.13(a) or (b) would be required, the Borrower is required to offer to repurchase Replacement Loans, Incremental Equivalent Debt and/or the Refinancing Indebtedness of any such Indebtedness (in each case, to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of a Prepayment Asset Sale or Property Loss Event or Excess Cash Flow, as applicable (such Replacement Loans, Incremental Equivalent Debt or the Refinancing Indebtedness of any such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds or Excess Cash Flow, as applicable, on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Cash Proceeds or Excess Cash Flow, as applicable, allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds or Excess Cash Flow, as applicable, required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds or Excess Cash Flow, as applicable, shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.13(a) or (b), as applicable, shall be reduced accordingly.

(e) Prior to the repayment in full of all Term Loans and all Obligations (other than contingent obligations for which a claim has not been made) relating thereto, (i) all prepayments required by this Section 2.13 shall be applied to the repayment of the Term Loans until paid in full (applied against the remaining scheduled installments of principal due in respect of such Term Loans in the direct order of maturity); provided that, to the extent an Event of Default then exists, such prepayment shall instead be applied in accordance with Section 2.17(b).

(f) Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement including in Section 9.08, the Borrower shall have the option in its sole discretion to give the Lenders the option to waive their pro rata share of a mandatory prepayment of Term Loans which is otherwise required to be made pursuant to Section 2.13(a), (b) or (c) (each such mandatory prepayment, a “Waivable Mandatory Prepayment”) upon the terms and provisions set forth in this Section 2.13(f). If the Borrower elects to exercise the option referred to in the immediately preceding sentence, the Borrower shall give to the Administrative Agent written notice of its intention to give the Lenders the right to waive a Waivable Mandatory Prepayment including in such Prepayment Notice the aggregate amount of such proposed prepayment not later than 3:00 p.m. four Business Days prior to the date of the proposed prepayment which notice the Administrative Agent shall promptly forward to all Lenders indicating in such notice the amount of such prepayment to be applied to each such Lender’s outstanding Term Loans. The Borrower’s offer to permit the Lenders to waive any such Waivable Mandatory Prepayment may apply to all or part of such prepayment, provided that any offer to waive part of such prepayment must be made ratably to the Lenders (based on the principal amount of the Term Loans on the date of prepayment). In the event that any such Lender desires to waive its pro rata share of such Lender’s right to receive any such Waivable Mandatory Prepayment in whole or in part such Lender shall so advise the Administrative Agent no later than 4:00 p.m. on the date which is two Business Days after the date of such notice from the Administrative Agent and the Administrative Agent shall promptly thereafter notify the Borrower thereof which notice shall also include the amount such Lender desires to receive in respect of such prepayment. If any Lender does not reply to the Administrative Agent within such two Business Day period such Lender will be deemed not to have waived any part of such prepayment. If any Lender does not specify an amount it wishes to receive such Lender will be deemed to have accepted 100% of its share of such prepayment. In the event that any such Lender waives all or part of its share of any such Waivable Mandatory Prepayment the Borrower shall retain 100% of the amount so waived by such Lender (such waived amount, “Declined Proceeds”). Notwithstanding anything to the contrary contained above, if one or more Lenders waives its right to receive all or any part of any Waivable Mandatory Prepayment but less than all the Lenders waive in full their right to receive 100% of the total Waivable Mandatory Prepayment otherwise required with respect to the Term Loans, then the amount actually applied to the repayment of Term Loans of Lenders which have waived all or any part of their right to receive 100% of such prepayment shall be applied to each then outstanding Borrowing of Term Loans on a pro rata basis so that each Lender with outstanding Term Loans shall, after giving effect to the application of the respective repayment, maintain the same percentage as determined for such Lender but not the same percentage that the other Lenders hold and not the same percentage held by such Lender prior to prepayment of each Borrowing of Term Loans which remains outstanding after giving effect to such application. Notwithstanding anything to the contrary, Lenders shall not have the right to waive mandatory prepayments under this Section 2.13 except as set forth in this Section 2.13(f).

(g) Notwithstanding any other provisions of this Section 2.13, (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Net Cash Proceeds”) or Excess Cash Flow estimated in good faith by the Borrower to be attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) are prohibited or delayed by applicable local Law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of directors and managers of the relevant Foreign Subsidiaries) from being repatriated to the United States, the portion of such Foreign Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable Foreign Subsidiary to the extent the applicable local Law will not permit repatriation to the United States (the Borrower hereby agreeing, subject to clause (ii) below, to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local Law to permit such repatriation), and (ii) to the extent that the Borrower has determined in good faith that the Borrower and its Restricted Subsidiaries could reasonably be expected to incur as a result of the repatriation of any of or all Foreign Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow a

material adverse liability (including any withholding tax, but taking into account any available foreign tax credit or benefit), such Foreign Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, and in each case of clause (i) and (ii), if at any time within one year of the applicable mandatory prepayment being reduced by this Section 2.13(g), such repatriation of any of such affected Foreign Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow is permitted under the applicable local law or could be made in a manner without incurring material adverse tax liability, such repatriation will be effected as promptly thereafter as is reasonably practicable and such repatriated Foreign Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow will be promptly (and in any event no later than the last day of the first full fiscal quarter ending after the date that such repatriation becomes permitted or made without incurring such tax liability) applied (net of additional Taxes or similar charges payable or reserved against as a result thereof) to the mandatory prepayment otherwise required by this Section 2.13; provided that each determination by the Borrower that the repatriation of any of such affected Foreign Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow would not be permitted or delayed by applicable local Law or could reasonably be expected to result in material tax liability shall have been certified in writing by the Borrower to the Administrative Agent on or prior to the date this Section 2.13 would otherwise require such relevant mandatory prepayment from Foreign Net Cash Proceeds or Foreign Subsidiary Excess Cash Flow to be made (but for the application of this Section 2.13(g)). Notwithstanding the foregoing, any prepayments made after application of this Section 2.13(g) shall be net of any costs, expenses or Taxes incurred by Holdings, the Borrower and its Restricted Subsidiaries or any direct or indirect parent company of Holdings that is the common parent of the income tax group that includes Holdings, the Borrower and its Restricted Subsidiaries and arising exclusively as a result of compliance with the preceding sentence, and Holdings, the Borrower and its Restricted Subsidiaries shall be permitted to make, directly or indirectly, a dividend or distribution to such direct or indirect parent company in an amount sufficient to cover such tax liability, costs or expenses.

SECTION 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) by an amount reasonably deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(b) If any Lender shall have determined (in good faith in its reasonable discretion) that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made or participations in Term Loans purchased by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) If any Lender determines in good faith in its reasonable discretion that any Change in Law shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(d) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a), (b) or (c) above shall be delivered to the Borrower, shall describe the applicable Change in Law, the resulting costs actually incurred or reduction actually suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated borrowers and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(e) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a), (b) or (c) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that if, after the payment of any amounts by the Borrower under this Section 2.14, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender, then such Lender shall, within 30 days after such determination, repay any amounts paid to it by the Borrower hereunder in respect of such Change in Law.

SECTION 2.15. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by such Lender shall be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Term Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender sustains or incurs as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder other than by operation of Section 2.08 and the proviso set forth at the end of Section 2.12(c) (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency or currencies of a comparable amount and period from other banks in the applicable interbank market. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Term Loan made by it at the Adjusted LIBO Rate (excluding the impact of the last sentence of the “Adjusted LIBO Rate” definition) for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Adjusted LIBO Rate Term Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment; Intercreditor Agreement.

(a) Except as provided below in this Section 2.17 and as required under Section 2.13, 2.14, 2.15, 2.16, 2.20 or 2.21, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Term Loan Commitments (or if such Term Loan Commitments shall have terminated, in accordance with the respective principal amounts of their respective applicable outstanding Term Loans). In addition, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Collateral Agent, the Administrative Agent or any Lender) made or applied in respect of any of the Obligations and Secured Hedge Obligations during the existence of an Event of Default or during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations and Secured Hedge Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations and Secured Hedge Obligations): (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Collateral Agent and the Administrative Agent in their capacities as such; (ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among such Lenders in proportion to the respective amounts described in this clause second payable to them); (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Term Loans (including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings), and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements (ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause third payable to them); (iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, and any breakage, termination or other payments under Secured Hedge Agreements (ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause fourth held by them); and (v) last, in the case of proceeds of collateral, the balance, if any, thereof, after all of the Obligations and Secured Hedge Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law. Each Lender and each Hedge Bank agrees that the provisions of this Section 2.17 (including the priority of the Obligations and Secured Hedge Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender and each Hedge Bank, including in any Insolvency Proceedings in respect of any Loan Party, to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including pursuant to Section 510(a) of the Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender or Hedge Bank receives any payment or distribution in respect of any Obligation or Secured Hedge Obligation (including in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender or Hedge Bank is not entitled in accordance with the priorities set forth in this Section 2.17, such amount shall be held in trust by such Lender or Hedge Bank for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender or Hedge Bank to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.17.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable Debtor Relief Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loan as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. The Borrower shall make each payment (including principal of or interest on any Borrowing or any Administration Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m. on the date when due in dollars in immediately available funds. Each such payment shall be made to the Administrative Agent at its office for payments specified in (or in accordance with) Section 9.01. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

SECTION 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided, that if any Taxes are required to be withheld or deducted from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this

Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this Section 2.20(e), neither the Administrative Agent nor any Lender shall be required to deliver any form pursuant to this Section 2.20(e) (other than the documentation set forth in Sections 2.20(e)(i) and (ii)) that the Administrative Agent or such Lender is not legally eligible to deliver or if in the Administrative Agent’s or such Lender’s reasonable judgment the completion, execution or submission of such form would subject the Administrative Agent or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Administrative Agent or such Lender. Without limiting the generality of the foregoing:

(i) Each Foreign Lender shall, to the extent it is legally entitled to do so (a) furnish to the Borrower (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) two accurate and complete originally executed copies of IRS Form W-8BEN or W-8BEN-E (or successor form), (ii) two accurate and complete originally executed copies of IRS Form W-8ECI (or successor form) or (iii) two accurate and complete originally executed copies of IRS Form W-8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding Tax with respect to all payments hereunder and (b) provide to the Borrower (with a copy to the Administrative Agent) a new Form W-8BEN or W-8BEN-E (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) together with any required attachments upon (i) the expiration, inaccuracy or obsolescence of any previously delivered form to reconfirm any exemption from, or any entitlement to a reduction in, U.S. federal withholding Tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrower or the Administrative Agent; provided that any Foreign Lender that is relying on the “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit F together with a Form W-8BEN or W-8BEN-E. CS, as the Administrative Agent, and any successor or supplemental Administrative Agent that is not a United States person under Section 7701(a)(30) of the Code, shall deliver to the Borrower two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)). Each Lender (and the Administrative Agent if it is not a United States Person) shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold, if any, from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ii) Any Lender that is a United States Person, or the Administrative Agent if it is a United States Person, in either case as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower (with a copy to the Administrative Agent), at the times specified in this Section 2.20(e), two accurate and complete original signed copies of IRS Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(f) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20(f) with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that in no event will the Lender or Administrative Agent be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Lender or Administrative Agent in a less favorable net after-Tax position than the Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

(g) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

SECTION 2.21. Replacement of Lenders; Defaulting Lenders; Duty to Mitigate.

(a) In the event (i) any Lender requests compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender shall become a Defaulting Lender or (v) any Lender does not consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all affected Lenders in accordance with the terms of Section 9.08 or all the Lenders and such amendment, waiver or other modification is consented to by the Required Lenders (any such Lender, a “Non-Consenting Lender”), the Borrower may, at its sole cost and expense, upon notice to such Lender and upon the consent of the Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed, either:

(x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, at par, 100% of the principal amount of its outstanding Term Loans, plus any accrued and unpaid interest on such Term Loans pursuant to Section 9.04 (with the assignment fee to be waived in such instance) and all of its rights and obligations as a Lender under this Agreement in respect of the Term Loans to one or more Persons (which Persons shall otherwise be subject to the approval rights set forth in Section 9.04(b)); provided that (I)(A) if a Non-Consenting Lender is being replaced, the replacement Lender shall agree (and shall by its acceptance of such assignment be deemed to have agreed) to the consent, waiver or amendment to which the Non-Consenting Lender did not agree, (B) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments and (II) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including an amount pursuant to Section 2.12(d) if a Repricing Transaction has occurred) and under the other Loan Documents (including any amount under Section 2.16 and Section 2.20, assuming for this purpose that the Term Loans of such Lender were being prepaid) from the assignee (in the case of outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); or

(y) repay all Obligations (other than contingent obligations for which a claim has not been made) in respect of the Term Loans owing to such Lender as of such termination date.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.21.

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) If (i) any Lender requests compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) (x) to file any certificate or document reasonably requested by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

SECTION 2.22. Incremental Term Loans.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the establishment of one or more new term loan commitments (the “Incremental Term Loans”). Each Incremental Term Loan shall be in a minimum aggregate principal amount of $10,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent) and integral multiples of $1,000,000 in excess thereof. Notwithstanding anything to the contrary herein, the aggregate amount of all Incremental Term Loans shall not exceed an amount equal to (x) the greater of (I) $155,000,000 and (II) 100% of Consolidated EBITDA for the most recently ended Test Period as of any date of determination, calculated on a pro forma basis after giving effect to the incurrence of any Incremental Term Loans, any acquisition or any Investment consummated in connection therewith and all other appropriate pro forma adjustments (this clause (x), the “Incremental Free and Clear Amount”) plus (y) all voluntary prepayments of (A) Term Loans (including any Incremental Term Loans) pursuant to

Section 2.12, (B) Incremental Equivalent Debt and (C) Replacement Term Loans, in each case to the extent secured on a pari passu basis with the initial Term Loans, prior to the time of such of incurrence of Incremental Term Loans (but excluding the amount of any Term Loans replaced or refinanced with any Replacement Term Loans) (the “Incremental Reload Amount”) plus (z) the maximum amount at the time of such proposed Incremental Term Loans that could be incurred such that both immediately before and after giving pro forma effect to such Incremental Term Loans and the application of the proceeds thereof (and assuming such Incremental Term Loans are fully drawn), the Senior Secured Net Leverage Ratio (calculated treating the cash proceeds of such Incremental Term Loans and any other Indebtedness incurred substantially concurrently therewith as Restricted Cash) does not exceed 4.10 to 1.00 as of the last date for which Section 5.04 Financials have been delivered to the Administrative Agent (the “Ratio-Based Incremental Amount” and the aggregate amount in clauses (x), (y) and (z) above, the “Available Incremental Amount”). Incremental Term Loans may be incurred under any or all of the Incremental Free and Clear Amount, the Incremental Reload Amount and the Ratio-Based Incremental Amount in a single transaction, and proceeds from any such incurrence under more than one of the foregoing may be utilized in a single transaction, at the election of the Borrower, by first calculating the incurrence under the Ratio-Based Incremental Amount and then calculating the incurrence under the Incremental Reload Amount and/or the incurrence under the Incremental Free and Clear Amount. Any Incremental Term Loans incurred in reliance on the Incremental Free and Clear Amount and/or the Incremental Reload Amount may be reallocated after incurrence, at the election of the Borrower, such that it may be included in the Ratio-Based Incremental Amount (to the extent such amount would have been permitted to have been incurred thereunder as of such date of redesignation). The Incremental Term Loans (i) shall be subject only to the conditions set forth in Section 4.01, (ii) shall rank pari passu in right of payment and of security with the then existing Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party (unless such Person is required to become a Loan Party in accordance with Section 5.09), (iii) shall not mature earlier than the Term Loan Maturity Date, (iv) shall not have a shorter Weighted Average Life to Maturity than the then existing Term Loans, (v) the amortization schedule and Applicable Percentages for the Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans; provided that, in the case of any Incremental Term Loans incurred on any date within 12 months after the Closing Date (other than any Incremental Term Loans (A) that have a maturity date more than two years after the Latest Maturity Date at the time of incurrence thereof or (B) are incurred in connection with a Permitted Acquisition), if the All-in Yield on any Incremental Term Loans exceeds the initial All-in Yield for the Term Loans by more than 75 basis points (the amount of such excess above 75 basis points being referred to herein as the “Yield Differential”), then the Applicable Percentage for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans (this clause (v), the “MFN Provision”), and (vi) may have terms and conditions different from those of the then existing Term Loans (except as provided in clause (i) through (v) above and except for covenants and other provisions applicable only to periods after the Latest Maturity Date); provided that any such differences pursuant to this clause (vi) shall be reasonably satisfactory to the Administrative Agent; provided, however, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the corresponding existing Term Loans; provided, further, that the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendment implementing this additional financial maintenance covenant upon the Borrower’s request for such an amendment. Each notice from the Borrower pursuant to this Section 2.22 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loan. Incremental Term Loans may be made by any existing Lender (each of which shall be entitled to agree or decline to participate in its sole discretion) or by any Additional Lender; provided that the relevant Persons under Section 9.04(b) shall have consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans, if such consent would be required under Section 9.04(b) for an assignment of Term Loans to such Lender or Additional Lender.

(b) Commitments in respect of Incremental Term Loans shall become Term Loan Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Term Loan Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). No Lender shall be obligated to provide any Incremental Term Loan unless it so agrees in its sole discretion.

(c) The Term Loans and Term Loan Commitments established pursuant to this Section 2.22 shall constitute Term Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Term Loans or any such new Term Loan Commitments.

(d) Notwithstanding the foregoing paragraph (c), the Borrower may, in lieu of adding one or more Incremental Term Loans, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt; provided, that both immediately before and after giving pro forma effect to such Incremental Equivalent Debt and the application of the proceeds thereof (and assuming such Incremental Equivalent Debt is fully drawn), (i) in the case of Incremental Equivalent Debt that is secured on a junior basis to the Term Loans, the Senior Secured Net Leverage Ratio (calculated treating the cash proceeds of such Incremental Equivalent Debt and any other Indebtedness incurred substantially concurrently therewith as Restricted Cash) shall not exceed the greater of (x) 4.10 to 1.00 and (y) if incurred in connection with an acquisition, the Senior Secured Net Leverage Ratio immediately prior to such incurrence and (ii) in the case of Incremental Equivalent Debt that is unsecured and/or Subordinated Indebtedness, the Total Net Leverage Ratio (calculated treating the cash proceeds of such Incremental Equivalent Debt and any other Indebtedness incurred substantially concurrently therewith as Restricted Cash) shall not exceed the greater of (x) 5.25 to 1.00 and (y) if incurred in connection with an acquisition, the Total Net Leverage Ratio immediately prior to such incurrence, in each case as of the last date for which Section 5.04 Financials have been delivered to the Administrative Agent. In the case of any Incremental Equivalent Debt incurred in the form of term loans that is secured on a pari passu basis with the Term Loans and is incurred on a date that is within 12 months after the Closing Date (other than any Incremental Equivalent Debt (A) that has a maturity date more than two years after the Latest Maturity Date at the time of incurrence thereof or (B) is incurred in connection with a Permitted Acquisition), such Incremental Equivalent Debt shall be subject to the MFN Provision as if such Incremental Equivalent Debt were Incremental Term Loans.

(e) This Section 2.22 shall supersede any provisions in Sections 2.18 or 9.08 to the contrary.

SECTION 2.23. Amend and Extend.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Term Loan Maturity Date of any Borrowing to the

extended maturity date specified in such notice. Such notice shall set forth (1) the amount of the applicable Borrowing of Term Loans to be extended (which shall not be less than the Minimum Threshold) and (2) the date on which such Extension is requested to become effective (which shall be not less than ten Business Days nor more than sixty days after the date of such Extension Request (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) identifying the relevant Borrowing or Borrowings of Term Loans to which the Extension Request relates. Each Lender of the applicable Borrowing shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Borrowing pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer (such Term Loans, “Extended Term Loans”) shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of Lenders of the applicable Borrowing shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b) It shall be a condition precedent to the effectiveness of any Extension that (1) no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (2) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Extension, and (3) the terms of such Extended Term Loans shall comply with Section 2.23(c).

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lender and set forth in an Extension Amendment; provided that (1) the final maturity date of any Extended Term Loan shall be no earlier than the Term Loan Maturity Date, (2) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, (3) the Extended Term Loans will rank pari passu in right of payment and with respect to security with the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party (unless such Person is required to become a Loan Party in accordance with Section 5.09), (4) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Term Loans shall be determined by the Borrower and the Lenders providing such Extended Term Loans and (5) to the extent the terms of the Extended Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (1) through (4) above), such terms shall be reasonably satisfactory to the Administrative Agent; provided, however, to the extent that any financial maintenance covenant is added for the benefit of any Extended Term Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the corresponding existing Term Loans; provided, further, that the Lenders hereby expressly authorize the Administrative Agent to enter into any such amendment implementing this additional financial maintenance covenant upon the Borrower’s request for such an amendment.

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish Extended Term Loans as a new Borrowing or tranche of Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Borrowing or tranche (including, if desirable, to preserve the pro rata treatment of the extended and non-extended Borrowings or tranches), in each case on terms not inconsistent with this Section 2.23).

(e) This Section 2.23 shall supersede any provisions in Sections 2.18 or 9.08 to the contrary.

SECTION 2.24. Refinancing Loans.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Replacement Loans to refinance all or a portion of any existing Borrowing of Term Loans (the “Refinanced Term Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Term Loans plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees) and amounts permitted to be incurred as Incremental Term Loans (which shall reduce the Available Incremental Amount on a dollar-for-dollar basis) or otherwise permitted to be incurred under this Agreement. Such notice shall set forth (i) the principal amount of the applicable Replacement Loans (which shall not be less than the Minimum Threshold) and (ii) the date on which the applicable Replacement Loans are to be incurred (which shall not be less than ten Business Days nor more than sixty days after the date of such notice (or such longer or shorter periods as the Administrative Agent shall agree)). The Borrower may seek Replacement Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the incurrence of any Replacement Loans that (i) no Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to the incurrence of such Replacement Loans, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date such Replacement Loans are made, (iii) the terms of the Replacement Loans shall comply with Section 2.24(c) and (iv) substantially concurrently with the incurrence of any such Replacement Loans, 100% of the Net Cash Proceeds thereof shall be applied to repay the Refinanced Term Loans (including accrued interest, fees and premiums (if any) payable in connection therewith).

(c) The terms of any Replacement Loans shall be determined by the Borrower and the applicable Lenders or Additional Lenders and set forth in a Refinancing Amendment; provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees) and amounts permitted to be incurred as Incremental Term Loans (which shall reduce the Available Incremental Amount on a dollar-for-dollar basis) or otherwise permitted to be incurred under this Agreement, (ii) the final maturity date of any Replacement Loans shall not be earlier than the maturity or termination date of the applicable Refinanced Term Loans, (iii) in the case of any Replacement Term Loans, the Weighted Average Life to Maturity of the Replacement Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Refinanced Term Loans (without giving effect to annual amortization on any Refinanced Term Loans not in excess of 1% of the principal amount thereof), (iv) the Replacement Loans will be unsecured or, if the Refinanced Term Loans were pari passu in right of payment and of security with the Term Loans, rank pari passu in right of payment and of security with the Term Loans, (v) none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party (unless such Person is required to become a Loan Party in accordance with Section 5.09), (vi) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Replacement Loans shall be determined by the Borrower and the applicable Lenders or Additional Lenders, provided that the All-in Yield on any Replacement Loans shall not exceed the initial All-in Yield for the Refinanced Term Loans, and (vii) the terms of the Replacement Loans (other than as set forth in clause (i) through (vi) above) shall be substantially identical to, or less favorable to the Lenders or Additional Lenders providing such Replacement Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period occurring entirely after the latest final maturity of the Term Loans in effect immediately prior to such refinancing; provided, however, to the extent that any financial maintenance covenant is added for the benefit of any Replacement Loans, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the corresponding existing Term Loans; provided, further, that the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such amendment implementing this additional financial maintenance covenant upon the Borrower’s request for such an amendment.

(d) In connection with any Replacement Loans pursuant to this Section 2.24, the Borrower, the Administrative Agent and each applicable Lender or Additional Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (such amendment, a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Replacement Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24, including any amendments necessary to establish the applicable Replacement Loans as a new Borrowing or tranche of Term Loans or revolving loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Borrowings or tranches (including, if desirable, to preserve the pro rata treatment of the refinanced and non-refinanced tranches), in each case on terms consistent with this Section 2.24.

(e) This Section 2.24 shall supersede any provisions in Section 2.18 or 9.08 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, except where the failure to be duly organized or formed or to exist (other than in the case of the Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

SECTION 3.02. Authorization. The Transactions and the execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational action on the part of each Loan Party and (b) do not (i) violate (A) any provision (x) of any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable material order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument to which such Loan Party is a party or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than Liens created or permitted hereunder or under the Security Documents); except with respect to clauses (b)(i) through (b)(iii) (other than clause (b)(i)(A)(y)), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party which is a party thereto. This Agreement and each other Loan Document delivered on the Closing Date constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or required in connection with the execution, delivery and performance of the Loan Documents by the Loan Parties, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements. The Borrower’s consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2016 and December 31, 2017, audited by and accompanied by the report of RSM US LLP present fairly in all material respects, as of the date thereof, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

SECTION 3.06. No Material Adverse Change. Since December 31, 2017, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties. Each Loan Party and each Restricted Subsidiary has good and record title to, or valid leasehold interests in, all its material properties necessary in the ordinary conduct of its business other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such material properties for their intended purposes and (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens created or permitted hereunder or under the Security Documents.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of the Borrower, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s direct parent company therein, and such Schedule shall denote which subsidiaries (if any) as of the Closing Date are not Subsidiary Guarantors.

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to have an adverse determination resulting in a Material Adverse Effect.

(b) None of the Loan Parties or any Restricted Subsidiary or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X issued by the Board.

SECTION 3.11. Investment Company Act. None of the Loan Parties or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.12. Taxes. Each of the Loan Parties and each Restricted Subsidiary has, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect, timely filed or caused to be filed all Federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except such Taxes and assessments the amount or the validity of which are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.13. No Material Misstatements. As of the Closing Date, to the knowledge of the Borrower, the written information, reports, financial statements, exhibits and schedules furnished by (as modified or supplemented by other written information so furnished prior to the Closing Date) or on behalf of the Borrower to the Administrative Agent or the Lenders (other than projections, forecasts, budgets, estimates and other information of a forward-looking nature and information of a general economic or industry-specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections, forecasts and other forward looking information furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders prior to the Closing Date in connection with the transactions contemplated hereby (as modified or supplemented by other written information so furnished prior to the Closing Date) were prepared in good faith on the basis of assumptions believed by the Borrower to be reasonable in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Borrower (it being understood that such projections, forecasts and other forward looking information are not to be viewed as facts or guarantees of performance and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that actual results may vary from projected results and such variances may be material and that the Borrower makes no representation as to the attainability of such projections, forecasts and other forward looking information or as to whether such projections, forecasts and other forward looking information will be achieved or will materialize).

SECTION 3.14. Employee Benefit Plans. No ERISA Event has occurred or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Environmental Matters. Except as otherwise provided in Schedule 3.15, or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their Restricted Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, judicial or arbitral proceedings, actions, or, to the knowledge of the Borrower, investigations, by any Governmental Authority or other Person pending, or to the knowledge of the Borrower, threatened in writing against any Loan Party or any of their Restricted Subsidiaries under any Environmental Law, (iii) none of the Loan Parties or any of their Restricted Subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws with respect to real property and (iv) there are no facts, circumstances or conditions relating to the real property or facilities owned, operated or leased by any of the Loan Parties or their Restricted Subsidiaries or, to the knowledge of the Loan Parties, the real property or facilities formerly owned, operated or leased by the Loan Parties or their Restricted Subsidiaries (including the disposal of any Hazardous Materials), that could reasonably be expected to result in any Loan Party or any of their Restricted Subsidiaries incurring any liability under any Environmental Law.

SECTION 3.16. Security Documents. The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected first priority Lien in the Collateral (to the extent that, with respect to Collateral that is intellectual property, a valid, perfected Lien in such Collateral is possible through such filings and other actions in the United States) or, with respect to the ABL Priority Collateral (as defined in the Intercreditor Agreement), a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected second priority Lien in such Collateral, securing the payment of the Secured Obligations, subject only to Liens created or permitted hereunder or under the Security Documents. Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (a) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Lender with respect thereto under foreign law, (b) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge or security interest to the extent such pledge or security interest, perfection or priority is not required pursuant to the Loan Documents or (C) on the Closing Date and until required pursuant to Section 5.09, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date.

SECTION 3.17. [Reserved].

SECTION 3.18. Labor Matters. Except as set forth in Schedule 3.18 and except in the aggregate to the extent the same has not had and could not be reasonably expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened in writing, and (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

SECTION 3.19. Solvency. On the Closing Date immediately after giving effect to this Agreement and the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.20. Intellectual Property. Except as set forth in Schedule 3.20, the Borrower and each of its Restricted Subsidiaries own, have a license to or possess the right to use all intellectual property that is necessary for the operation of their respective businesses as currently conducted, except where the failure to obtain any such rights or the imposition of such restrictions or Liens could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21. Subordination of Junior Financing. The Obligations constitute “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 3.22. Anti-Terrorism; OFAC; FCPA. To the extent applicable, no Borrower and none of its Restricted Subsidiaries or, to the knowledge of the Borrower, none of the Borrower’s Related Parties (other than its Restricted Subsidiaries), is in violation, in any material respect, with (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any other enabling legislation or executive order relating thereto, (ii) any other applicable laws or regulations relating to economic sanctions or trade embargoes or (iii) any legal requirements relating to terrorism or money laundering, including the USA PATRIOT Act (together with clauses (i) and (ii), “Sanctions”). No part of the proceeds of any Term Loan will be used or made available to any Person, to fund any activities of any Person, or in any country or territory, that, at the time of such funding, is the subject of any Sanctions. No Borrower and none of its Restricted Subsidiaries or, to the knowledge of the Borrower, none of Borrower’s Related Parties (other than its Restricted Subsidiaries), will take or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable antibribery or anticorruption law.

ARTICLE IV

Conditions Precedent

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction (or waiver by the Administrative Agent on or prior to the Closing Date and in accordance with Section 9.08 thereafter) of the following conditions:

SECTION 4.01. All Term Loans. On the date of the making of each Term Loan, including the making of an Incremental Term Loan (it being understood that the conversion into a Eurodollar Term Loan or an ABR Term Loan or continuation of a Eurodollar Term Loan does not constitute the making of a Term Loan):

(a) The Administrative Agent shall have received a notice of such Term Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of the making of such Term Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) At the time of and immediately after the making of such Term Loan, no Default or Event of Default shall have occurred and be continuing.

The making of each Term Loan shall be deemed to constitute a representation and warranty by the Borrower to the Administrative Agent, the Collateral Agent and each of the Lenders on the date of the making of such Term Loan as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Notwithstanding anything in this Section 4.01 to the contrary, to the extent that the proceeds of Incremental Term Loans are to be used to finance a Limited Condition Transaction, the only conditions precedent to the funding of such Incremental Term Loans shall be the conditions precedent set forth in the related Incremental Amendment required by Section 2.22.

SECTION 4.02. Initial Term Loan. On the Closing Date:

(a) This Agreement shall have been duly executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent and each Lender.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Alston & Bird LLP, special counsel for the Loan Parties, Gray Plant Mooty, Minnesota special counsel for the Loan Parties, and Kurlbaum Rinne, Kansas special counsel for the Loan Parties, each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) an Officer’s Certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Governing Board of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent shall have received an Officer’s Certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying compliance with the conditions precedent set forth in Sections 4.01(b) and (c).

(e) The Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) The Borrower shall have delivered or caused to be delivered to the Administrative Agent a solvency certificate from the Chief Financial Officer of Holdings setting forth the conclusions that, after giving effect to the Transactions, Holdings and its Subsidiaries (on a consolidated basis) are Solvent.

(g) The Security Documents (other than any Mortgages) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect. All actions necessary to establish that the Collateral Agent will have a perfected first priority Lien on the Collateral (subject to Permitted Liens) shall have been taken.

(h) The Administrative Agent shall have received the results of (i) searches of the Uniform Commercial Code filings (or equivalent filings) and (ii) to the extent requested, bankruptcy, judgment and tax lien searches, made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Person, together with (in the case of clause (i)) copies of the financing statements (or similar documents) disclosed by such search.

(i) Since December 31, 2017, no event, change or effect shall have occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(j) The Administrative Agent shall have received certificates as to coverage and such endorsements and designations as the Administrative Agent shall reasonably require under the insurance policies required by Section 5.02.

(k) Prior to or substantially concurrently with the initial Borrowing on the Closing Date, the Refinancing shall have been consummated.

(l) The Lenders shall have received from the Loan Parties, at least three Business Days prior to the Closing Date, to the extent requested at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m) The Administrative Agent and the Lenders shall have received all of the financial statements referred to in Section 3.05.

(n) The Borrower shall have obtained (i) a public credit rating (but not any specific rating) of the Term Loan Facility from each of S&P and Moody’s and (ii) a public corporate family rating (but not any specific rating) from Moody’s and a public corporate credit rating from S&P.

(o) The Borrower shall have given notice of the prepayment of all outstanding “Revolving Loans” under and as defined in the Revolving Credit Agreement in accordance with Section 2.12(b) of the Revolving Credit Agreement, and substantially contemporaneously with the initial Borrowing on the Closing Date, shall have made such prepayment of such Revolving Loans without any reduction in the commitments thereunder.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that until the Termination Date Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) other than with respect to the Borrower or Holdings, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b) Other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iii) maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary in the reasonable judgment of management to the conduct of its business.

(c) Maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents (in each case, in their respective capacities as such) with anti-corruption laws and applicable sanctions.

SECTION 5.02. Insurance.

(a) Keep its material insurable properties adequately insured in all material respects at all times, by insurers that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent.

(c) With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance (A) has been made available under the Flood Insurance Laws, the Borrower or the Mortgaged Property Owner has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Mortgaged Property ceases to be financially sound and reputable after the Closing Date, in which case, the Mortgaged Property Owner shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in an amount no less than an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and shall otherwise comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Administrative Agent, the Collateral Agent or the Required Lenders (except after the occurrence and during the continuation of an Event of Default, not to exceed one time per fiscal year (excluding (i) requests for evidence of annual renewals of such insurance and (ii) requests for evidence of such insurance required to be delivered pursuant to Section 5.02(d), which shall not count toward such limit), will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent (or the Collateral Agent or Required Lenders if such request for evidence is made by the Collateral Agent or Required Lenders), including, without limitation, evidence of annual renewals of such insurance.

(d) Solely to the extent there is a Mortgaged Property at such time, upon the request of the Administrative Agent, the Collateral Agent or the Required Lenders in connection with the incurrence of any Incremental Term Loans or any amendment, waiver or consent to this Agreement that has the effect of extending the Term Loan Maturity Date, the Borrower shall promptly deliver (and shall use commercially reasonable efforts to deliver at least ten (10) Business Days prior to the applicable Incremental Facility Closing Date or date of the applicable amendment, waiver or consent) to the Administrative Agent evidence that each Mortgaged Property is covered by flood insurance meeting the requirements of Section 5.02(c).

SECTION 5.03. Taxes. Pay, discharge or otherwise satisfy when due all Taxes imposed upon it or upon its income or profits or in respect of its property; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) within 120 days after the end of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by RSM US LLP or other independent public accountants of recognized national standing and (ii) an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception (other than solely with respect to, or expressly resulting from, (A) an upcoming maturity of the Term Loans or termination of the Revolving Credit Agreement or (B) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (it being agreed that the furnishing of the annual report of Parent on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 5.04(a));

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and footnote disclosures (it being agreed that the furnishing of the quarterly report of Parent on Form 10-Q for such quarter, as filed with the SEC will satisfy the Borrower’s obligation under this Section 5.04(b) with respect to such quarter);

(c) concurrently with any delivery of Section 5.04 Financials, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof, (ii) setting forth (x) to the extent applicable, computations in reasonable detail demonstrating the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio as of the date of such financial statements and (y) in the case of a certificate delivered with the financial statements required by Section 5.04(a) above (commencing with the fiscal year ending December 31, 2018), setting forth the Borrower’s calculation of Excess Cash Flow; provided, that the Borrower will not be required to provide a calculation of Excess Cash Flow for any year in respect of which no mandatory prepayment is required to be made under Section 2.13(b);

(d) [reserved];

(e) simultaneously with the delivery of any Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary (which may be in footnote form only) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) simultaneously with the delivery of any Section 5.04 Financials, management’s discussion and analysis of the important operational and financial developments of the Borrower and its Restricted Subsidiaries during the respect fiscal year or fiscal quarter, as the case may be; it being agreed that the furnishing of Parent’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 5.04(f);

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(h) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the obligations in Sections 5.04(a) and (b) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing the applicable financial statements of Parent. To the extent such information relates to Parent, (x) Parent (and Parent’s Subsidiaries other than the Borrower and its Subsidiaries) does not engage in any business or activities or have any properties or liabilities which Holdings is not permitted to engage in or have under the terms and provisions of this Agreement and the other Loan Documents and (y) such information is accompanied by information that explains in reasonable detail the differences between the information relating to Parent (and Parent’s Subsidiaries other than the Borrower and its Subsidiaries), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone consolidated basis, on the other hand.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the public website of the SEC (i.e., http://www.sec.gov) or on the public website of the Borrower (i.e., http://www.convergeone.com). Information required to be delivered pursuant to this Section 5.04 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 9.16), they shall be treated as set forth in Section 9.16), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains MNPI: (i) the Loan Documents, (ii) notification of changes in the terms of the Term Loan Facility and (iii) all information delivered pursuant to Sections 5.04(a), (b), (c), (e) and (f).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

SECTION 5.05. Notices. Promptly upon any Responsible Officer of the Borrower becoming aware thereof, furnish to the Administrative Agent notice of the following:

(a) the occurrence of any Event of Default or Default; and

(b) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the later to occur of (a) 30 days following the occurrence of such change and (b) the earlier of the date of the required delivery of the Compliance Certificate following such change and the date which is 45 days after the end of the most recently ended fiscal quarter following such change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect during normal business hours the corporate, financial and operating records and the properties of the Borrower or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants (subject to such accountants’ customary policies and procedures) therefor; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of a continuing Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07 and (ii) the Administrative Agent shall not exercise its rights under this Section 5.07 more often than one time during any fiscal year and such time shall be at the Borrower’s expense; provided, further, that when a continuing Event of Default exists, the Administrative Agent (or any of its designees), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 5.08. Use of Proceeds. The proceeds of the Term Loans shall be used by the Borrower solely to repay the Existing Term Debt in full, to make a prepayment (without permanent reduction) in full or in part of the outstanding Indebtedness of the Borrower under the Revolving Credit Agreement, to pay Transaction Expenses and for working capital needs and general corporate purposes of the Borrower and its Restricted Subsidiaries (including any purposes not prohibited by this Agreement).

SECTION 5.09. Further Assurances.

(a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, nothing in this Agreement or any other Loan Document shall require any Loan Party to make any filings or take any actions to record or to perfect any security interest in (i) any intellectual property other than in the United States Copyright Office or United States Patent and Trademark Office or (ii) any non-United States intellectual property, in each case other than any UCC financing statements.

(b) With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority (subject only to Permitted Liens) security interest, on or prior to the later to occur of (i) 60 days following such acquisition and (ii) the earlier of the date of the required delivery of the Compliance Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such assets (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) With respect to any wholly owned Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date, on or prior to the later to occur of (i) 60 days following the date of such creation or acquisition and (ii) the earlier of the date of the required delivery of the Compliance Certificate following such creation or acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, perfected first priority (subject only to Permitted Liens) security interest in the Equity Interests in such new subsidiary that are owned by any of the Loan Parties to the extent the same constitute Collateral under the terms of the Guarantee and Collateral Agreement, (y) deliver to the Collateral Agent the certificates, if any, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, and, to the extent applicable, each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (subject only to Permitted Liens) security interest in any assets required to be Collateral pursuant to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(d) With respect to any Equity Interests in any Foreign Subsidiary or Excluded Domestic Subsidiary that are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary), on or prior to the later to occur of (i) 60 days following the date of such acquisition and (ii) the earlier of the date of the required delivery of the Compliance Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary in order to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject only to Permitted Liens) in the Equity Interests in such Foreign Subsidiary that are owned by the Loan Parties to the extent the same constitutes Collateral under the terms of the Guarantee and Collateral Agreement (provided that (A) only first-tier Foreign Subsidiaries or Excluded Domestic Subsidiaries owned directly by such Loan Party shall be pledged by such Loan Party and (B) only 65% of the Equity Interests of any Excluded Foreign Subsidiary or Excluded Domestic Subsidiary shall be pledged by such Loan Party) and (y) deliver to the Collateral Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be reasonably requested by the Administrative Agent or the Collateral Agent to perfect the security interest of the Collateral Agent thereon (but subject to the limitations set forth in the Security Documents).

(e) If, at any time and from time to time after the Closing Date, any wholly-owned Domestic Subsidiary that is not a disregarded entity for U.S. federal income Tax purposes owned by a non-disregarded non-U.S. entity ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrower shall cause such subsidiary to become an additional Loan Party and take all the actions contemplated by Section 5.09(c) as if such subsidiary were a newly-formed wholly-owned Domestic Subsidiary of the Borrower.

(f) With respect to any fee interest in any real property located in the United States with a book value in excess of $10,000,000 (as reasonably estimated by the Borrower) acquired after the Closing Date by any Loan Party, within 120 days following the date of such acquisition (or such longer period as to which the Administrative Agent may consent) (i) execute and deliver Mortgages in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents and (ii) comply with the requirements of Section 5.10 with respect to any Mortgages to be provided after the Closing Date pursuant to such Schedule.

(g) [Reserved].

(h) No Loan Party has granted or shall grant control of any deposit account to any Person other than the Administrative Agent (as defined in the Revolving Credit Agreement) to secure the Secured Obligations (as defined in the Revolving Credit Agreement) or any other secured party in respect of Indebtedness permitted hereunder that is pari passu to the Obligations.

Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document, (i) the Collateral Agent shall not require the taking of any action (other than, for the avoidance of doubt, execution and delivery of the Guarantee and Collateral Agreement) to create a Lien on, or require the perfection of any Lien granted in, those assets located outside the United States or otherwise take any action with respect to creation or perfection of Liens under foreign laws, (ii) the Collateral Agent shall not require control agreements or perfection by “control” arrangements with respect to deposit and securities accounts (provided that, to the extent control agreements or perfection by “control” arrangements with respect to deposit and securities accounts are entered into pursuant to the requirements of, or otherwise in connection with, the Revolving Credit Agreement, such agreements or arrangements shall also be entered into in favor of the Collateral Agent), (iii) the Collateral Agent shall not require notices to be sent to account debtors or other contractual third-parties except following the occurrence and during the continuance of an Event of Default, (iv) the Collateral Agent shall not require landlord waivers and other third-party access or statutory lien subordinations or waivers, (v) the Collateral Agent shall not require the perfection of security interests in motor vehicles and other assets subject to certificates of title statutes to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent), (vi) the Collateral Agent shall not require perfection of (A) letters of credit and letter of credit rights which (1) do not constitute supporting obligations and (2) are not in excess of $2,500,000 individually, or $10,000,000 in the aggregate for all such letters of credit and letter of credit rights of the Loan Parties and (B) commercial tort claims which (1) require any additional action by any Loan Party to grant or perfect a security interest in such commercial tort claim and (2) are not in excess of $2,500,000 individually, or $10,000,000 in the aggregate, in each case, other than the filing of a Uniform Commercial Code financing statement (or the equivalent), (vii) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the practical benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (viii) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

SECTION 5.10. Mortgaged Properties. The Collateral Agent shall have received, as and when required by Section 5.09, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy for such property available in each applicable jurisdiction (each, a “Title Policy”) insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein, free of any other Liens other than Liens permitted hereunder and under the Security Documents, together with such endorsements, coinsurance and reinsurance and in such amounts as the Administrative Agent may reasonably request, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and, if any improvements on any Mortgaged Property are located in a flood hazard area, evidence of flood insurance reasonably satisfactory to the Administrative Agent, (iv) ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no-change affidavits sufficient for the Title Company to remove all standard survey exceptions from the Title Policies and issue the endorsements required in clause (ii) above and (v) such customary legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

SECTION 5.11. Designation of Subsidiaries.

(a) The Borrower may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the majority of the Voting Equity Interests therein are owned, directly or indirectly, by the Borrower;

(ii) such designation complies with the covenants described in Section 6.03(c);

(iii) no Event of Default shall have occurred and be continuing;

(iv) on a pro forma basis taking into account such designation, the Total Net Leverage Ratio would be less than 4.10 to 1.00;

in each case on a pro forma basis taking into account such designation; and

(v) each of:

(A) the subsidiary to be so designated; and

(B) its subsidiaries,

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Revolving Credit Agreement and any Junior Financing.

(b) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and the Total Net Leverage Ratio would be less than 4.10 to 1.00, on a pro forma basis taking into account such designation.

Any such designation by the Borrower shall be evidenced by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent an Officer’s Certificate giving effect to such designation and certifying that such designation complied with the provisions of this Section 5.11.

SECTION 5.12. Credit Ratings. The Borrower shall use commercially reasonable efforts to maintain (a) a public credit rating of the Term Loan Facility from each of S&P and Moody’s and (b) a public corporate family rating from Moody’s and a public corporate credit rating from S&P, but, in each case, not any minimum ratings.

SECTION 5.13. Quarterly Lender Calls. Upon the request of the Administrative Agent, the Borrower shall hold a conference call (the reasonable costs of holding such call to be paid by the Borrower) with all Lenders who choose to attend such conference call, within a reasonable period of time following each delivery of financial statements under Section 5.04(a) or Section 5.04(b), during which the Borrower shall review the financial results of the applicable fiscal year or fiscal quarter, the budget for the current fiscal year and the financial condition of the Borrower and its Restricted Subsidiaries; provided that, at the Borrower’s option, such conference call required by this Section 5.13 may be satisfied by Parent’s quarterly earnings call for investors regarding such financial results and financial condition, so long as the Administrative Agent and all Lenders are provided reasonable access thereto.

SECTION 5.14. Post-Closing Matters. The Borrower hereby agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.14 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its sole discretion.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees that, until the Termination Date, the Borrower will not (and, with respect to Section 6.04(c) and Section 6.11 only, Holdings shall not), nor will it cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock.

(b) The limitations set forth in clause (a) will not apply to the following items:

(i) (x) the Indebtedness under the Loan Documents (including any Incremental Term Loans under Section 2.22 and any Replacement Term Loans under Section 2.24) of the Borrower or any of its Restricted Subsidiaries or (y) Incremental Equivalent Debt permitted to be incurred under Section 2.22(d);

(ii) unsecured Indebtedness, so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) the Total Net Leverage Ratio measured on a pro forma basis is no greater than 5.25 to 1.00 (calculated treating the cash proceeds of such Indebtedness and any other Indebtedness incurred substantially concurrently therewith as Restricted Cash), and (C) the terms of such Indebtedness comply with the Required Debt Terms;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (b)(i), (ii), (xv), and (xx) of this Section 6.01) and set forth in all material respects on Schedule 6.01;

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in the business of the Borrower and its Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (iv), not to exceed the greater of (x) $10,000,000 and (y) 1.0% of Consolidated Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(v) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(vi) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of (A) the Borrower to any Restricted Subsidiary and (B) any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary; provided that any such Indebtedness owing by the Borrower or a Guarantor to a Subsidiary that is not a Guarantor is Subordinated Indebtedness; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary, provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted under this Section 6.01, exchange rate risk or commodity pricing risk;

(x) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and performance and completion guarantees and other obligations of a like nature provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xi) [Reserved];

(xii) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock permitted under clauses (ii), (iii), (iv), (xiii), (xv), (xviii), (xx), or (xxvi) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded and (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xii) (solely as it relates to Indebtedness under clause (xiii)) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

(xiii) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or a Restricted Subsidiary incurred to finance an acquisition, (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or Persons merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (z) that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition so long as:

(A) no Event of Default shall have occurred and be continuing or would result therefrom,

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) above shall comply with the Required Debt Terms,

(C) any Indebtedness, Disqualified Stock or Preferred Stock incurred or assumed in reliance on clause (y) or (z) above shall not have been incurred in contemplation of such acquisition, and

(D) after giving pro forma effect to such acquisition or merger (but treating the cash proceeds of any Indebtedness incurred substantially concurrently therewith as Restricted Cash),

(1) if such Indebtedness is secured on a pari passu basis with the Term Loans, the Senior Secured Net Leverage Ratio is less than or equal to 4.10 to 1.00;

(2) if such Indebtedness is secured on a junior basis to the Term Loans, the Senior Secured Net Leverage Ratio is less than or equal to 4.10 to 1.00;

(3) if such Indebtedness is unsecured, the Total Net Leverage Ratio is less than or equal to 5.25 to 1.00;

provided that in the case of any such Indebtedness that is in the form of a term loan that is secured on a pari passu basis with the Term Loans and is incurred on a date that is within 12 months after the Closing Date (other than any Indebtedness (A) that has a maturity date more than two years after the Latest Maturity Date at the time of incurrence thereof or (B) that is incurred in connection with a Permitted Acquisition), such Indebtedness shall be subject to the MFN Provision as if such Indebtedness were Incremental Term Loans;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xv) the Indebtedness under or secured by the Revolving Credit Documents of the Borrower or any of its Restricted Subsidiaries (including letters of credit and bankers’ acceptances thereunder) (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof);

(xvi) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness or other obligations are permitted under this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrower; provided that, in each case, (x) such Restricted Subsidiary shall comply with its obligations under Section 5.09, (y) in the case of any guarantee of Indebtedness or other obligations of the Borrower or any Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary becomes a Subsidiary Guarantor under this Agreement and (z) if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness;

(xvii) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(xviii) Indebtedness, Disqualified Stock, or Preferred Stock of any Foreign Subsidiary or of any foreign Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into a Restricted Subsidiary that is a Foreign Subsidiary in accordance with the terms of this Agreement; provided, that the aggregate amount outstanding of any such Indebtedness, Disqualified Stock, or Preferred Stock shall not at any time exceed the greater of $20,000,000 and 2.0% of Consolidated Total Assets;

(xix) Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, managers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in Section 6.03(b)(iv);

(xx) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted hereunder;

(xxi) [Reserved];

(xxii) cash management obligations and Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft facilities, employee credit card or purchase card programs, Cash Pooling Arrangements, controlled disbursement, return items, interstate depository network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(xxiii) Indebtedness of the Borrower or any of its subsidiaries in respect of Sale and Lease-Back Transactions;

(xxiv) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxv) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business; and

(xxvi) additional Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary in a principal amount not to exceed the greater of (x) $50,000,000 and (y) 5.0% of Consolidated Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, Section 6.01(b)(xii), if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on any provision of this Section 6.01 measured by reference to a percentage of Consolidated Total Assets at the time of incurrence thereof, and such refinancing would cause such percentage of Consolidated Total Assets to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets shall not be deemed to be exceeded (and such refinancing Indebtedness shall be permitted) so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(d) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Notwithstanding anything to the contrary contained in Section 6.01(b), no Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(b)(ii) or (b)(xiii) (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (x) $30,000,000 and (y) 3.0% of Consolidated Total Assets; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this Section 6.01(g).

SECTION 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

SECTION 6.03. Restricted Payments. Directly or indirectly, make any Restricted Payment, other than:

(a) Restricted Payments in an amount, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (i) and (ix) of Section 6.03(b), but excluding all other Restricted Payments permitted by Section 6.03(b)) not to exceed the Available Amount; provided that (i) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and (ii) immediately after giving effect to such transaction on a pro forma basis, the Total Net Leverage Ratio would be less than or equal to 4.10 to 1.00.

(b) Section 6.03(a) will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any (1) Equity Interests (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or Junior Financing of the Borrower or any Guarantor or (2) Equity Interests of any direct or indirect parent company of the Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent company of the Borrower to the extent contributed as Qualified Capital Stock to the capital of the Borrower or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary) of the Refunding Capital Stock;

(iii) the redemption, repurchase or other acquisition or retirement of any Junior Financing of the Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01(b)(xii) so long as:

(I)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(II)	solely in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so prepaid, purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(III)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so prepaid, redeemed, repurchased, acquired or retired; and

(IV)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so prepaid, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant (or any of their successors, heirs, estates or assigns) of the Borrower, any of its Subsidiaries or any of their respective direct or indirect parent companies (whether pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or otherwise); provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed as Qualified Capital Stock to the capital of the Borrower, Equity Interests of any of the direct or indirect parent companies of the Borrower, in each case to members of management, directors or consultants of the Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to increase the Available Amount or make Restricted Payments under any other clause of this Section 6.03; plus

(B) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; minus

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Borrower or any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) payments of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition permitted hereunder;

(vi) [Reserved];

(vii) [Reserved];

(viii) [Reserved];

(ix) the redemption, repurchase, prepayment, defeasance, other payment or other acquisition or retirement of any Junior Financing of the Borrower or a Restricted Guarantor in an amount not to exceed (1) the greater of (A) $10,000,000 and (B) 1.0% of Consolidated Total Assets plus (2) the unused portion of the amount of Restricted Payments permitted by Section 6.03(b)(xi); provided that capacity to make Restricted Payments under Section 6.03(b)(xi) shall be reduced on a dollar-for-dollar basis for any amounts from Section 6.03(b)(xi) utilized pursuant to this clause (ix);

(x) Restricted Payments that are made with Excluded Contributions;

(xi) Restricted Payments not to exceed the greater of (A) $10,000,000 and (B) 1.0% of Consolidated Total Assets; provided that capacity to make Restricted Payments under this clause (xi) shall be reduced on a dollar-for-dollar basis for any amounts from this clause (xi) utilized pursuant to clause (l)(C) of the definition of Permitted Investments and Section 6.03(b)(ix);

(xii) [Reserved];

(xiii) [Reserved];

(xiv) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Indebtedness (including any Junior Financing) upon the occurrence of a Change of Control (so long as such Change of Control has been waived by the Required Lenders);

(xv) the declaration and payment of dividends or the payment of other distributions by the Borrower to, or the making of loans or advances to, any of its direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(A) franchise Taxes and other fees, Taxes and expenses required to maintain their corporate existence;

(B) for any taxable period in which the Borrower and, if applicable, any of its subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its subsidiaries would have been required to pay as a stand-alone consolidated, combined or similar income tax group; provided, further, that the permitted payment pursuant to this clause (B) with respect to any Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar income Taxes;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of Holdings, any direct or indirect parent company of Holdings and Parent to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(E) amounts payable to the Sponsor pursuant to fee or expense reimbursement arrangements, in each case, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(F) transaction costs, fees and expenses (other than to Affiliates of Borrower, except to the extent such payment is permitted by Section 6.06 to be made by the Borrower and its Restricted Subsidiaries) incurred pursuant to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in Section 6.04;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent;

(H) amounts to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed as Qualified Capital Stock to the capital of the Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clauses (h) and (m) of, and the proviso set forth at the end of, the definition of “Permitted Investment”; (3) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Borrower shall not increase the Available

Amount or amounts available for Restricted Payments pursuant to this Section 6.03 and (5) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary by another paragraph of this Section 6.03 (other than pursuant to clause (x) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(I) reasonable and customary fees payable to any directors of any direct or indirect parent of the Borrower and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(J) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of the Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(K) Restricted Payments in an aggregate amount not exceeding (A) until such time as the earnout payments pursuant to Section 2.1 of the FMC Merger Agreement (as in effect on the date hereof or as amended in a manner not materially adverse to the interests of the Lenders) have been fully satisfied, 1.0% per annum of Parent’s market capitalization (paid quarterly) and (B) thereafter 6.0% per annum of Parent’s market capitalization (paid quarterly); and

(L) Restricted Payments to Parent in an amount sufficient to pay (and used contemporaneously therewith to pay) earnout payments pursuant to Section 2.1 of the FMC Merger Agreement (as in effect on the date hereof or as amended in a manner not materially adverse to the interests of the Lenders);

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xvii) payments or distributions to dissenting equityholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, that complies with Section 6.04; provided that if as a result of such consolidation, merger or transfer of assets, a Change of Control has occurred, such Change of Control has been consented to or waived by the Required Lenders;

(xviii) Restricted Payments by (A) a non-Subsidiary Guarantor to Borrower or any Restricted Subsidiary or any other holder of its Equity Interests (so long as any payment to such owner of its Equity Interests is pro rata among all holders of its Equity Interests), (B) a Foreign Subsidiary to Borrower or any Restricted Subsidiary or any other holder of its Equity Interests (so long as any payment to such owner of its Equity Interests is pro rata among all holders of its Equity Interests) or (C) any other subsidiary to the Borrower or any Subsidiary Guarantor;

(xix) payments or distributions in connection with an AHYDO “catch up” payment with respect to any Incremental Equivalent Debt, Replacement Loans, Junior Financing or Refinancing Indebtedness;

(xx) purchases of minority interests in non-Wholly-Owned Subsidiaries by the Borrower and the Guarantors;

(xxi) any payment of any dividend from the Borrower to Holdings in connection with the payment of social security or other payroll Taxes based on the issuance of Equity Interests to employees or other service providers; and

(xxii) additional Restricted Payments, so long as, both immediately before and after giving effect to the declaration and making thereof, on a pro forma basis, the Total Net Leverage Ratio shall be less than 3.75 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ii), (iii), (ix), (xi), (xv)(E), (xvi) and (xxii) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Closing Date, all of the subsidiaries of the Borrower will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.11(b). For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or (b)(x) or (xi), or pursuant to the definition of “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Loan Documents.

SECTION 6.04. Fundamental Changes.

(a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to whom such sale, assignment, transfer, lease, conveyance or other Disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, the “Successor Company”);

(ii) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Total Net Leverage Ratio would not exceed 4.10 to 1.00;

in each case made or effected substantially simultaneously with such transaction or related financing;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.04(c)(i)(B) shall apply, shall have confirmed that its Obligations under the Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

provided that the Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions in order to preserve and protect the Liens on the Collateral securing the Secured Obligations either prior to or upon the later to occur of (x) 30 days following such transaction or (y) the earlier of the date of the required delivery of the next Compliance Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent).

The Successor Company will succeed to, and be substituted for the Borrower under the Loan Documents. Notwithstanding the foregoing, clause (iv) shall not apply to the Transactions.

(b) Notwithstanding the foregoing paragraphs (a)(iii) and (a)(iv),

(i) a Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower or a Restricted Guarantor;

(ii) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reorganizing the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby; and

(iii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary.

(c) Neither (x) Holdings nor (y) any Restricted Guarantor will, and the Borrower will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not Holdings, the Borrower or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless, in the cause of clause (y) only:

(i) (A) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other Disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or Person, the “Successor Person”);

(B) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the Obligations of such Restricted Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

(ii) the transaction does not violate Section 6.05;

provided that the Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions in order to preserve and protect the Liens on the Collateral securing the Secured Obligations either prior to or upon the later to occur of (x) 30 days following such transaction or (y) the earlier of the date of the required delivery of the next Compliance Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent).

In the case of clause (i)(A) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Loan Documents. Notwithstanding the foregoing, any Restricted Guarantor (x) may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or the Borrower or (y) dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Dispositions. Cause, make or suffer to exist a Disposition, except:

(a) any Disposition of cash or Cash Equivalents or Investment Grade Securities or obsolete, worn out, used or surplus tangible property in the ordinary course of business, any Disposition of tangible property no longer used or useful in the conduct of the business or any Disposition of inventory or goods (or other assets) held for sale in the ordinary course of business and immaterial assets (including allowing any patents, patent applications, registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business) and termination of leases and licenses in the ordinary course of business, including a voluntary or mandatory recall of any product;

(b) the Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under Section 6.04;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03;

(d) any Disposition of property or assets or issuance of Equity Interests (A) by a Restricted Subsidiary of the Borrower to the Borrower or (B) by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower; provided that in the case of any event described in clause (B) where the transferee or purchaser is not a Restricted Guarantor, the Net Cash Proceeds thereof, when aggregated with the amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof, shall not exceed the greater of (x) $75,000,000 and (y) 7.50% of Consolidated Total Assets;

(e) any Permitted Asset Swap;

(f) (i) the sale, lease, assignment, license or sub-lease of any real, intangible or personal property (including the provision of software under an open source license or the licensing of other intellectual property rights) in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and (ii) inbound and non-exclusive outbound licenses to intellectual property rights, in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole);

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) [Reserved];

(i) any sale or other Disposition in connection with any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted under this Agreement;

(j) Dispositions or discounts without recourse of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the Net Cash Proceeds therefor; provided such transfer shall constitute a Property Loss Event;

(l) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower or a Restricted Subsidiary are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(m) voluntary terminations, the unwinding or settling of Hedging Obligations;

(n) Dispositions (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(o) any Disposition to the extent not involving property (when taken together with any related Disposition or series of related Dispositions) with a fair market value in excess of the greater of (x) $15,000,000 and (y) 1.50% of Consolidated Total Assets; and

(p) Dispositions for fair market value that are not otherwise permitted under this Section 6.05, provided that:

(i) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, for any such Dispositions (when taken together with any related Disposition or series of related Dispositions) in excess of $15,000,000, is in the form of cash or Cash Equivalents; provided that the amount of (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are Subordinated Indebtedness or that are owed to the Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted

Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition, and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $15,000,000 and 1.50% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(ii) any Disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of related transactions, when taken together with all other dispositions made in reliance on this paragraph (p), does not have a fair market value in excess of 10% of Consolidated Total Assets of the Borrower on the Closing Date;

(q) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date (other than any Mortgaged Property), (ii) property acquired not more than 180 days prior to such Sale and Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as a Prepayment Asset Sale;

(r) Dispositions of non-core assets acquired in connection with acquisitions permitted hereunder or other Investments permitted hereunder; provided that (i) the fair market value of any such Disposition (when taken together with any related Disposition or series of related Dispositions) shall not exceed 30% of the consideration paid in such acquisition or Investment, (ii) no Event of Default shall have occurred and be continuing or would immediately result from such Disposition and (iii) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least fair market value; and

(s) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that the consideration received by the Borrower or such Restricted Subsidiary, as the case may be, with respect to any Disposition of any property with a fair market value in excess of $2,500,000 must be at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of. To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, is hereby authorized and directed by the Required Lenders to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06. Transactions with Affiliates. Except for transactions by or among the Borrower and the Restricted Guarantors, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of $10,000,000 in any fiscal year unless:

(a) such transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) the Borrower delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $25,000,000, a resolution adopted by the majority of the Governing Board of the Borrower approving such transaction and set forth in an Officer’s Certificate certifying that such transaction complies with clause (a) above.

(c) The foregoing provisions will not apply to the following:

(i) the Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(ii) the Borrower and its Restricted Subsidiaries may pay expenses and make indemnification payments, directly or indirectly, to the Sponsor, in each case, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(iii) the Transactions and the payment of the Transaction Expenses;

(iv) issuances by the Borrower and its Restricted Subsidiaries of Equity Interests not prohibited under this Agreement;

(v) reasonable and customary fees payable to any directors of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of the Borrower and its subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(vi) (A) expense reimbursement and employment, severance and compensation arrangements entered into by the Borrower and its Restricted Subsidiaries with their officers, employees and consultants in the ordinary course of business, including, without limitation, the payment of stay bonuses and incentive compensation and/or such officer’s, employee’s or consultant’s equity investment in certain Restricted Subsidiaries and (B) transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(vii) payments by the Borrower and its Restricted Subsidiaries to each other pursuant to Tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives);

(viii) the payment of reasonable and customary indemnities to directors, officers and employees of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of the Borrower and its Restricted Subsidiaries;

(ix) transactions pursuant to permitted agreements in existence on the Closing Date and disclosed to the Lenders prior to the Closing Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(x) Restricted Payments permitted under Section 6.03;

(xi) so long as no Event of Default has occurred and is continuing or would result therefrom, payments by the Borrower and its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Governing Board of the Borrower, in good faith; provided that, upon the occurrence and during the continuance of an Event of Default such payment amounts may accrue but not be payable in cash until such time as no Event of Default is then continuing;

(xii) loans and other transactions among the Borrower and its subsidiaries (and any direct and indirect parent company of the Borrower) to the extent permitted under this Article VI; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party (or a Person that is required to become a Loan Party in accordance with Section 5.09) shall be subject to subordination provisions no less favorable to the Lenders than the subordination provisions reasonably acceptable to the Administrative Agent;

(xiii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xiii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(xiv) transactions with customers, clients, joint venture partners, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Governing Board of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xv) [Reserved];

(xvi) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the Governing Board of the Borrower in good faith; and

(xvii) transactions among Foreign Subsidiaries for Tax planning and Tax efficiency purposes.

SECTION 6.07. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations;

(b) the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to, or to guarantee Indebtedness of, the Borrower or any Guarantor; or

(c) the ability of any Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the Borrower or any Guarantor;

provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law, by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;

(ii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(iii) restrictions and conditions on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(iv) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(v) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(ix) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x) Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(xi) restrictions arising in connection with cash or other deposits permitted by the definition of Permitted Investments or under Section 6.02 and limited to such cash or deposit;

(xii) restrictions regarding licensing or sublicensing by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xiii) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xiv) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the reasonable, good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(d) clause (a) and clause (c) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, sale or transfer thereof, in each case entered into in the ordinary course of business or which exists on the date hereof, and no such clause in this Section 6.07 shall prohibit or restrict such party’s right to execute a subordination, non-disturbance and attornment agreement in a form customary and reasonably acceptable to Borrower or such Restricted Subsidiary.

SECTION 6.08. Business of the Borrower and Its Restricted Subsidiaries. Engage in any line of business material to the Borrower and its subsidiaries taken as a whole other than (a) those lines of business conducted by the Borrower or any Restricted Subsidiary on the Closing Date or (b) any Similar Business.

SECTION 6.09. Modification of Junior Financing Documentation. Directly or indirectly, amend, modify or change (a) the subordination provisions of any Junior Financing Documentation (and the component definitions used therein) or (b) any other term or condition of any Junior Financing Documentation, in the case of this clause (b), in any manner materially adverse to the interests of the Lenders and, in each case, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

SECTION 6.10. Changes in Fiscal Year. Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Permitted Activities. With respect to Holdings, engage in any operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Revolving Credit Documents, any other documents governing Indebtedness permitted hereby, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) (1) guaranties in respect of Indebtedness of the Borrower and its Restricted Subsidiaries permitted under Section 6.01, including any Refinancing Indebtedness thereof and (2) guaranties of other obligations not constituting Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries, (vi) if applicable, participating in Tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or Cash Equivalents, (viii) making of any Restricted Payments or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) entering into employment agreements, stock option and stock ownership plans and other similar and customary arrangements with officers, consultants, investment bankers, advisors, employees and directors and performing the activities contemplated thereby and (xi) any activities incidental or reasonably related to the foregoing. Notwithstanding the foregoing in this Section 6.11, Holdings shall not incur any Liens on Equity Interests of the Borrower other than non-consensual Liens and those for the benefit of the Secured Obligations and the obligations with respect to the Revolving Credit Agreement and any Replacement Loans, Incremental Equivalent Debt, Junior Financing or Refinancing Indebtedness (in each case, subject at all times to the Intercreditor Agreement or an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrower), and Holdings shall not own any Equity Interests other than those of the Borrower.

SECTION 6.12. Hedging Agreements. Enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the applicable Loan Party or Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock), including, but not limited to, risks related to fluctuations in currency exchange rates or commodities pricing and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the applicable Loan Party or Restricted Subsidiary.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any certificate required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Term Loan or the Administration Fees or other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a) or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 consecutive days after written notice thereof from the Administrative Agent to the Borrower;

(f) (i) Holdings or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Material Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is otherwise permitted hereunder, (B) any Material Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Material Indebtedness or the non-payment or non-performance of obligations related thereto or (y) sole option is to elect, in each case, to convert such Material Indebtedness into Qualified Capital Stock (or cash in lieu of fractional shares) and (C) in the case of Material Indebtedness which the holder thereof may elect to convert into Qualified Capital Stock, such Material Indebtedness from and after the date, if any, on which such conversion has been effected;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings or a Restricted Subsidiary (other than an Immaterial Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings or a Restricted Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement as to which the indemnifying party has not denied liability) shall be rendered against Holdings and/or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(j) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) a Pension Event occurs with respect to any Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason be declared by a court of competent jurisdiction to be null and void (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or a proceeding shall be commenced by or behalf of any Loan Party, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof); or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) other than with respect to Collateral not exceeding $10,000,000 in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected first priority Lien (subject only to Permitted Liens) having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document) on the securities, assets or properties purported to be covered thereby, except to the extent that any lack of validity, perfection or priority results from any act or omission of any Collateral Agent, the Administrative Agent, or any Lender (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the Loan Documents); or

(m) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Term Loan Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administration Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Term Loan Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administration Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders (including in its capacity as a potential Hedge Bank) hereby irrevocably appoints the Administrative Agent and the Collateral Agent (the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases and intercreditor agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent (and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity), and such bank and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

No Agent or any of their Related Parties shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose any Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the relevant Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or willful misconduct or material breach of the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until such Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default and stating that such notice is a “notice of default”, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (vii) the compliance by any Fund Affiliates with the terms of Section 9.04(m).

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any making of any Term Loan or any conversion or continuation of any Borrowing pursuant to Section 2.10 that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received prior written notice to the contrary from such Lender. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying in writing the Lenders and the Borrower. Upon receipt of any such notice of resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, and provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution having a combined capital and surplus of at least $500,000,000.

If no successor agent is appointed prior to the effective date of resignation (the “Resignation Effective Date”) of the relevant Agent specified by such Agent in its notice, the resigning Agent may appoint, after consulting with the Lenders and with the consent of the Borrower, a successor agent from among the Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 60 days following the Resignation Effective Date, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders, appoint a successor agent as provided for above (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the resigning Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed).

With effect from the Resignation Effective Date, (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as an Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the obligations under Section 5.09 are satisfied, the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above) other than any rights to indemnity payments owed to the retiring or removed Administrative Agent. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

None of Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any Agent’s Related Parties, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the

Agents, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective or if any payment has been made by the Administrative Agent to any Lender without applicable withholding tax being deducted from such payment), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.15 or 2.20 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent or (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Section 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan or reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize such Agent to vote in respect of the claim of any such Lender in any such proceeding.

Except as otherwise expressly set forth herein or in any Security Document, no Hedge Bank that obtains the benefits of Section 2.17(b), any guaranty or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations unless the Administrative Agent has received written notice of such Secured Hedge Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. The Hedge Banks hereby authorize the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and any other intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Hedge Banks.

The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Unless otherwise expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax to the applicable party hereto, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, all as follows:

(a) If to the Borrower, to it at:

C1 Holdings Corp.

3344 Highway 149

Eagan, Minnesota 55121

Attention: Jeff Nachbor

Phone: (651) 393-3632

E-mail: jnachbor@converge-one.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

333 South Hope Street 16th Floor

Los Angeles, CA 90071-3004

Attention: Matthew J. Wrysinski

Fax: (213) 576-2892

Email: matthew.wrysinski@alston.com

If to CS as Administrative Agent, to:

Credit Suisse AG, Cayman Islands Branch

Attn: Loan Operations – Agency Manager

Eleven Madison Avenue

New York, NY 10010

Fax No. 212-322-2291

Email: agency.loanops@credit-suisse.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Suite 100

Los Angeles, CA 90071-1560

Attention: Josh Holt

Tel: (213) 891-8293

Email: josh.holt@lw.com

If to CS as Collateral Agent, to:

Credit Suisse AG, Cayman Islands Branch

Attention: Loan Operations – Boutique Management

Eleven Madison Avenue

New York, NY 10010

Tel: (212) 538-6106

Facsimile No.: (212) 325-8315

E-mail: list.ops-collateral@credit-suisse.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue

Suite 100

Los Angeles, CA 90071-1560

Attention: Josh Holt

Tel: (213) 891-8293

Email: josh.holt@lw.com

(b) If to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Notices and other communications delivered through electronic communications to the extent provided below shall be effective as provided therein.

As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, and will cause its subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (1) is or relates to a Borrowing Request, a notice pursuant to Section 2.10, (2) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (3) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (4) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR

CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein or any other Loan Document, shall be considered to have been relied upon by the Agents and the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Agents or the Lenders or on their behalf, and notwithstanding that any Agent or any Lender may have had notice or actual knowledge of any Default at the time of the making of any Term Loans shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that no such consent shall be required to any such assignment made to a Lender or an Affiliate or Related Fund of a Lender (in each case, other than to Disqualified Institutions) and the consent of the Borrower shall (x) not be required (1) during the continuance of any Specified Default or (2) with respect to any such assignment that is being made by CS (as the initial Lender hereunder) in connection with the “primary syndication” of the Term Loans (other than to Disqualified Institutions, which any such assignment shall only be made with the Borrower’s consent in its sole discretion), and (y) be deemed to have been given to any assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) (A) in the case of any assignment, other than assignments to an existing Lender, an Affiliate of a Lender or a Related Fund, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or if less, the entire remaining amount of such Lender’s Term Loan Commitment or Term Loans), provided, however, that simultaneous assignments by or to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to any existing Lender, an Affiliate of a Lender or a Related Fund, after giving effect to such assignment, Term Loan Commitments or Term Loans of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $1,000,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion), and (iv) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.20(e). Upon acceptance and recording pursuant to paragraph (f) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Administration Fees accrued for its account and not yet paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. If requested by an assignee, the Administrative Agent may provide to such assignee the most recent list of Disqualified Institutions identified in writing to the Administrative Agent and the Lenders as of such date; provided that the Administrative Agent shall have no responsibility to monitor compliance in connection therewith.

(c) No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section 9.04.

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment, and the outstanding principal amount of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any subsidiary or the performance or observance by Holdings, the Borrower or any subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, meeting the requirements of Treasury Regulation Section 5f.103-1(c), whether by assignment or otherwise, and the Term Loan Commitment of, and principal amount of the Term Loans (and related interest amount and fees with respect to such Term Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only, in the case of a Lender, with respect to any entry relating to such Lender’s Term Loans, Term Loan Commitments and other Obligations) at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and the Borrower to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.20(e), the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (f).

(g) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than to Disqualified Institutions, any natural Person or Holdings or any of its subsidiaries or Affiliates) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.20, only if such participant shall have provided any form of information that it would have been required to provide under such Section if it were a Lender) (it being understood that any forms, information or other documentation required under such Sections shall be delivered to the participating Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.18 as though it were a Lender and (v) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Term Loans or Term Loan Commitments in which such participant has an interest). Each Lender selling a participation to a participant (i) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s entitlement to payments of principal and interest with respect to such participation, (ii) shall provide the Administrative Agent and the Borrower with the applicable forms, certificates and statements described in Section 2.20(e) as if such participant was a Lender hereunder and (iii) if requested by a participant, provide to such participant the most recent list of Disqualified Institutions identified in writing to the Administrative Agent and the Lenders as of such date; provided that the Administrative Agent shall have no responsibility to monitor compliance in connection therewith. Notwithstanding anything in clause (ii) of the immediately preceding sentence to the contrary, each Lender shall have the right to sell one or more participations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the requirements set forth therein.

(h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any non-public information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such non-public information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that (i) such assignment shall not increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder and (ii) no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) The Borrower shall not assign or delegate any of its rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(l) If the Borrower wishes to replace the Term Loans or Term Loan Commitments hereunder with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Term Loans or reducing or terminating the Term Loan Commitments to be replaced, to (i) require the Lenders to assign such Term Loans or Term Loan Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Term Loans and Term Loan Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Term Loan Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.16. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans or Term Loan Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(m) Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender, subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-3 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders (A) will not receive access to the Platform or information provided solely to Lenders by the Administrative Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans or Term Loan Commitments required to be delivered to Lenders pursuant to Article II, (B) will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (C) will not receive advice of counsel to the Administrative Agent and the Lenders;

(iii) in connection with each assignment pursuant to this Section 9.04(m), the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall render customary “big boy” letters to each other regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to such Affiliated Lender;

(iv) the aggregate principal amount of Term Loans (as of the date of consummation of any transaction under this Section 9.04(m)) held at any one time by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of Term Loans (of any individual Class or of all Classes in the aggregate) outstanding at such time (such percentage, the “Affiliated Lender Cap”); provided, however, that in the event the Affiliated Lender Cap shall be exceeded, whether at the time of any assignment or at any time thereafter, the Borrower shall, within ten (10) Business Days, cause the Affiliated Lenders to contribute such Term Loans to the common equity of the Borrower, in each case to the extent necessary to cause any such limit or limits to not be exceeded; and

(v) in the event that any Default under Section 7.01(g) or (h) has occurred and is continuing, each Affiliated Lender shall acknowledge that it is an “insider” under Section 101(31) of the Title 11 of the United States Code and, as such, the claims associated with the loan and commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of Title 11 of the United States Code, and their voting rights shall be subject to Section 9.04(o) and 9.04(p) below.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit A-2.

Each Lender participating in any assignment to any Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on any Affiliated Lender or any of their Subsidiaries, Holdings, the Borrower or any of its Subsidiaries, the Administrative Agent, other Agent-Related Persons or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Affiliated Lenders, Holdings, the Borrower or any of its Subsidiaries or any of their respective Affiliates shall be required to make any representation that it is not in possession of Excluded Information, (4) none of the Affiliated Lenders, Holdings, the Borrower or any of its Subsidiaries, the Administrative Agent, other Agent-Related Persons or any of their respective Affiliates shall have any liability with respect to the nondisclosure of the Excluded Information to such Lender, (5) (i) such Lender and the Affiliated Lender party to such assignment hereby waives and releases, to the extent permitted by law, any claims such Person may have against the Administrative Agent and any other Agent-Related Persons, and (ii) such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders, Holdings, the Borrower and their respective subsidiaries and Affiliates, in each case of clause (i) and (ii), under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (6) that the Excluded Information may not be available to the Administrative Agent or the other Lenders; it being agreed that nothing in this sentence shall limit the indemnification obligations of the Borrower to such Lender under Section 9.05(b) in respect of indemnified liabilities imposed on, incurred by or asserted against such Lender by any party other than the Company Parties, their respective subsidiaries, the Sponsor and their respective Affiliates with respect to the nondisclosure of the Excluded Information.

(n) Any Lender may, so long as (1) no Event of Default has occurred and is continuing or would immediately result therefrom and (2) immediately prior to and immediately following any such assignment or purchase, the Loan Parties and their respective Restricted Subsidiaries shall be in compliance with all of the terms and provisions of Section 6.03, then, at any time, without any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to any Company Party through (x) Dutch auctions open to all Lenders on a pro rata basis, and (y) open market purchases, subject to the following:

(i) no assignment of Term Loans to any Company Party may be purchased with the proceeds loans under the Revolving Credit Agreement;

(ii) the assigning Lender and such Company Party shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption substantially in the form of Exhibit A-3 hereto;

(iii) if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower;

(iv) if Holdings, the Borrower or any of its Subsidiaries is the assignee (including through contribution or transfers set forth in clause (iii) above), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to Holdings, the Borrower or such subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so cancelled and extinguished, and (C) Holdings, the Borrower or such subsidiary shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; and

(v) none of Holdings, the Borrower or any of its subsidiaries (A) will receive access to the Platform or information provided solely to Lenders by the Administrative Agent or any Lender, (B) will be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent or (C) will receive advice of counsel to the Administrative Agent and the Lenders.

Each Lender participating in any assignment to any Company Party acknowledges and agrees that in connection with such assignment, (1) such Company Party then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on any

Company Party or their respective subsidiaries, the Sponsor, the Administrative Agent, other Agent-Related Persons or any of their respective Affiliates, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Company Parties, their respective subsidiaries, the Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of MNPI and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Company Parties, their respective subsidiaries, the Sponsor, the Administrative Agent, other Agent-Related Persons or any of their respective Affiliates shall have any liability with respect to the nondisclosure of the Excluded Information to such Lender, (5) (i) such Lender and the Company Party party to such assignment hereby waives and releases, to the extent permitted by law, any claims such Person may have against the Administrative Agent and any other Agent-Related Persons, and (ii) such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Company Parties, their respective subsidiaries, the Sponsor and their respective Affiliates, in each case of clause (i) and (ii), under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (6) that the Excluded Information may not be available to the Administrative Agent or the other Lenders; it being agreed that nothing in this sentence shall limit the indemnification obligations of Borrower to such Lender under Section 9.05(b) in respect of indemnified liabilities imposed on, incurred by or asserted against such Lender by any party other than the Company Parties, their respective subsidiaries, the Sponsor and their respective Affiliates with respect to the nondisclosure of the Excluded Information.

The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), Holdings or the Borrower pursuant to this Section 9.04(m) and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.11(a) shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled).

Any purchase of Term Loans pursuant to this Section 9.04(m) shall not constitute a voluntary or mandatory payment or prepayment under this Agreement.

(o) Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 9.04(p), any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action, and any Affiliated Lenders shall be deemed to have voted their respective interests as Lenders without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders entitled to vote on such matter who are not Affiliated Lenders; provided that, without the consent of an Affiliated Lender, no such amendment, modification, waiver, consent or other action shall (1) increase any Term Loan Commitment of such Affiliated Lender, (2) extend the due date for any scheduled installment of principal of any Term Loan held by such Affiliated Lender, (3) extend the due date for interest under the Loan Documents owed to such Affiliated Lender, (4) reduce any amount owing to such Affiliated Lender under any Loan Document or (5) result in a disproportionate and adverse effect on such Affiliated Lender, in relation to the Term Loans of all non-Affiliated Lenders, in each case of the preceding clauses (1) through (5), except as provided in Section 9.04(p).

(p) Additionally, the Loan Parties and Affiliated Lenders hereby agree that if a case under Title 11 of the Bankruptcy Code is commenced against any Loan Party, such Loan Party shall seek (and the Affiliated Lenders shall consent) to provide that the vote of the Affiliated Lenders with respect to any plan of reorganization of such Loan Party shall be counted in the same proportion as all other Lenders except that Affiliated Lenders’ vote may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by Affiliated Lenders in a manner that is less favorable in any material respect to the Affiliated Lenders than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower or would deprive the Affiliated Lenders of their pro rata share of any payments to which all Lenders are entitled. The Affiliated Lenders hereby irrevocably appoint the Administrative Agent (such appointment being coupled with an interest) as the Affiliated Lenders’ attorney-in-fact, with full authority in the place and stead of the Affiliated Lenders and in the name of the Affiliated Lenders, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 9.04(p).

(q) Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 9.04(o) or 9.04(p), and any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate. Notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% in the aggregate (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.08.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to those of Latham & Watkins LLP, counsel for the Agents and Arranger taken as a whole, and, if reasonably necessary, of one local counsel in each material jurisdiction (and, in the case of an actual or perceived conflict of interest where any of the Agents or Arranger affected by such conflict retains its own counsel, of another firm of counsel for such affected party and any similarly situated parties taken as a whole)) incurred by the Agents and Arranger, in connection with the syndication of the Term Loan Facility and the preparation, negotiation and administration of this Agreement and the other Loan Documents or in connection with any amendments, supplements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all documented out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in each material jurisdiction (and, in the case of an actual or perceived conflict of interest where any of the Agents, the Arranger or the Lenders affected by such conflict retains its own counsel, of another firm of counsel for such affected party and any similarly situated parties taken as a whole)) incurred by the Agents, the Arranger or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder.

(b) The Borrower agrees to indemnify the Arranger, the Administrative Agent, the Collateral Agent, each Lender and each of the foregoing Persons’ Affiliates and their respective Related Parties and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, out-of-pocket disbursements and other charges of one counsel to the Indemnitees, taken as a whole, and one local counsel to the Indemnitees taken as a whole in each material jurisdiction; provided that if (i) one or more Indemnitees shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable fees, out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (w) the execution and/or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (x) the use of the proceeds of the Term Loans, (y) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates or equityholders), or (z) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrower or any of their respective subsidiaries, or any liability under Environmental Laws related in any way to Holdings, the Borrower or their respective subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Affiliates and the respective directors, officers, employees and agents of such Indemnitee and such Indemnitee’s Affiliates to the extent they are acting at such Indemnitee’s or such Indemnitee’s Affiliates direction) (each, a “related party” of such Indemnitee) or material breach of its (or any of its related parties’) obligations hereunder or under any of the other Loan Documents or in connection with any transaction contemplated hereby or thereby (in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings or the Borrower after such property is transferred to any Indemnitee, any of its related parties or any of their respective successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer. The Borrower shall have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Borrower with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent any of the foregoing items in clauses (x) and (y) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Arranger, the Administrative Agent or any other Indemnitee related thereto under paragraph (a) or (b) of this Section 9.05 (and without limiting its obligation to do so), each Lender severally agrees to pay to the Arranger, such Indemnitee and the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arranger, the Agents or such Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding Term Loans and unused Term Loan Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, fraud or gross negligence of such party of any of its Affiliates or the respective directors, officers, employees and agents of such party and such party’s Affiliates and (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Term Loan Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05.

SECTION 9.06. Right of Setoff; Payments Set Aside.

(a) If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its subsidiaries) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b) To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Subject to Sections 2.08(b), 2.22, 2.23 and 2.24 and clause (d) below, and except for those actions expressly permitted to be taken by the Agents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification and acknowledged by the Administrative Agent; provided, however, that no such agreement shall (i) reduce the principal amount of, or extend or waive any scheduled amortization payment or the final scheduled maturity of or date for the payment of any interest on, any Term Loan, forgive any such payment or any part thereof, or, subject to Section 2.08(b), decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any change to the component definitions of “Total Net Leverage Ratio” or “Senior Secured Net Leverage Ratio” affecting the determination of interest (including, without limitation, pursuant to the definition of “Applicable Percentage”) and the waiver of any Default, Event of Default or default interest shall only require the consent of the Borrower and the Required Lenders), (ii) increase or extend the Term Loan Commitment without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17, the provisions of Section 2.18, the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 shall only require approval of the Required Lenders) or the provisions of this Section 9.08 (except as set forth below) or release all or substantially all of the value of the guarantees provided by the Guarantors or all or substantially all of the Collateral (except as permitted under Section 6.04 and the Guarantee and Collateral Agreement), without the prior written consent of each Lender, (iv) waive or amend this Section 9.08(b), or (v) amend or modify the provisions of Section 9.04 or the definition or “Eligible Assignee” in any manner that limits or restricts the ability of any Lender to assign its interests hereunder without the prior written consent of such Lender, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional term loans pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Term Loans on the date hereof and this Section 9.08 may be amended to reflect such term loans); provided, further, that (w) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, or the Collateral Agent, as the case may be, or amend Section 2.08 without the prior written consent of the Administrative Agent and (x) Section 9.04(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, in addition to any term loans and related Incremental Amendments effectuated without the consent of Lenders in accordance with Section 2.22 and any term loans and related Refinancing Amendments effectuated without the consent of Lenders in accordance with Section 2.24, this Agreement (including this Section 9.08 and Section 2.17) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the term loans from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and Administration Fees in respect thereof, (ii) to include appropriately the Lenders holding such term loan facilities in any determination of the Required Lenders and other definitions related to such new term loan facilities and (iii) to provide customary class protection for any additional term loan facilities.

(d) Notwithstanding anything to the contrary in Section 9.08(b), the Administrative Agent and the Borrower may amend any Loan Document (1) to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender, (2) to make modifications contemplated by Section 2.22, Section 2.23 or Section 2.24 pursuant to an Incremental Amendment, an Extension Amendment or a Refinancing Amendment, respectively, (3) to correct, amend, cure any ambiguity, inconsistency, defect or correct any typographical error or other manifest error in this Agreement or any other Loan Document, (4) to comply with applicable local law or advice of local counsel in respect of a Security Document or (5) to cause a Security Document to be consistent with this Agreement and other Loan Documents. Notwithstanding anything to the contrary contained herein, such amendments shall become effective without any further consent of any other party to such Loan Document

(e) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Term Loans and Term Loan Commitments.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Except to the extent otherwise specified therein, any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person

(other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Indemnitees, the Arranger, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against any Agent, any Lender or any of their respective Related Parties in any way relating to this Agreement or any other Loan Document (except as otherwise expressly stated therein) or the transactions relating hereto or thereto, in any forum other than any New York State court or Federal court of the United States of America sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars, into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. on the Business Day preceding that on which final judgment is given, for the purchase of dollars for delivery two Business Days thereafter. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase dollars with the Judgment Currency. If the amount of dollars so purchased is less than the sum originally due to the Administrative Agent in dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Arranger and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that the Administrative Agent, the Collateral Agent, the Arranger or such Lender that discloses any Information pursuant to this clause (c) shall provide the Borrower with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 9.16 (or as otherwise may be acceptable to the Borrower), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any subsidiary or any Affiliate thereof or any of their respective obligations or (iii) any actual or prospective pledgee referred to in Section 9.04(i), (f) with the written consent of the Borrower, (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Person), (h) to the extent such Information becomes (x) publicly available other than as a result of a breach of this Section 9.16, or (y) available to the Agent, any Lender or any of their Affiliates on a non-confidential basis from a source other than the Borrower, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities, (j) to market data collectors, similar service providers to the lending industry and service providers to the Agents in connection with the administration and management of the Loan Documents or (k) to any other party hereto. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or its business, other than any such information that is publicly available to the Administrative Agent, the Collateral Agent, the Arranger or any Lender, other than by reason of disclosure by Administrative Agent, the Collateral Agent, the Arranger or any Lender in breach of this Section 9.16.

SECTION 9.17. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and Arranger on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby agrees not to assert any claims that it may have against the Agents and Arranger with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Release of Collateral. The Lenders (including in their capacities as Hedge Banks) irrevocably authorize and direct the Agents (and the Agents agree):

(a) to release any Lien on any property granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its guaranty pursuant to clause (c) below;

(b) at the request of the Borrower, to subordinate any Lien on any property granted to or held by any Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (f), (h), (i), (r) (to the extent related to any Lien permitted by clause (f), (h) or (i) of the definition of Permitted Liens), (t), (cc) and (ee) of the definition of Permitted Liens or any other Lien that is expressly permitted by Section 6.02 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon any Excluded Property (as defined in the Guarantee and Collateral Agreement); and

(c) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Revolving Credit Agreement, any Junior Financing and any Refinancing Indebtedness in respect thereof unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to the Revolving Credit Agreement, such Junior Financing and any Refinancing Indebtedness in respect thereof.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.19. In each case as specified in this Section 9.19, the relevant Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (including any UCC-3 termination statements) to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.19.

SECTION 9.20. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or such Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

SECTION 9.21. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.22. Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Loan Documents and the Revolving Credit Documents to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

SECTION 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an applicable EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable EEA Resolution Authority.

SECTION 9.24. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Agents, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Term Loan Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agents, the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Term Loan Commitments or this Agreement.

(c) Each of the Agents and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Loan Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Loan Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

C1 HOLDINGS CORP.

By:	/s/ Jeffrey Nachbor
Name:	Jeffrey Nachbor
Title:	Treasurer and Chief Financial Officer

C1 INTERMEDIATE CORP.

By:	/s/ Jeffrey Nachbor
Name:	Jeffrey Nachbor
Title:	Chief Financial Officer

Term Loan Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, as Collateral Agent and as Lender

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

Term Loan Agreement